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                            ASSET PURCHASE AGREEMENT

                                      among

                            A. O. SMITH CORPORATION,

                          A. O. SMITH ENTERPRISES LTD.




                       TOWER AUTOMOTIVE ACQUISITION, INC.,

                             TOWER AUTOMOTIVE, INC.

                                       and

                             R. J. TOWER CORPORATION


                            ________________________


                          Dated as of January 27, 1997

                            ________________________


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

                                TABLE OF CONTENTS

                                                                            Page

1.   Purchase and Sale of Assets; Assumption of Liabilities. . . . . . . . . . 1
     1.1. Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2. Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     1.3. Instruments of Conveyance and Transfer . . . . . . . . . . . . . . . 5
     1.4. Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . 5
     1.5. Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . 7
     1.6. Nonassignable Contracts and Rights . . . . . . . . . . . . . . . . . 8

2.   Closing; Payment of Purchase Price at Closing and Closing Adjustment. . . 9
     2.1. Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.2. Purchase Price and Payment . . . . . . . . . . . . . . . . . . . . .10
     2.3. Determination of Net Book Value; PostClosing Adjustment. . . . . . .10
     2.4. Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . .14

3.   Representations and Warranties. . . . . . . . . . . . . . . . . . . . . .14
     3.1. Representations and Warranties of the Sellers. . . . . . . . . . . .14
     3.2. Representations and Warranties of Buyer and Parents. . . . . . . . .27
     3.3. Expiration of Representations and Warranties . . . . . . . . . . . .30
     3.4. No Other Representations or Warranties; Memorandum; Projections. . .30

4.   Transactions Prior to Closing . . . . . . . . . . . . . . . . . . . . . .31
     4.1. Access to Information Concerning Properties and Records;
          Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . .31
     4.2. Conduct of the Business Pending the Closing Date . . . . . . . . . .31
     4.3. Further Actions. . . . . . . . . . . . . . . . . . . . . . . . . . .32
     4.4. HSR Act Compliance . . . . . . . . . . . . . . . . . . . . . . . . .33
     4.5. Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     4.6. Real Estate Covenants. . . . . . . . . . . . . . . . . . . . . . . .33
     4.7. Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     4.8. Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     4.9. Expiration of Covenants to be Performed Before Closing . . . . . . .35

5.   Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . . . . . .35
     5.1. Conditions Precedent to Obligations of Buyer . . . . . . . . . . . .35
     5.2. Conditions Precedent to the Obligations of the Sellers . . . . . . .36

6.   Employee Relations and Benefits . . . . . . . . . . . . . . . . . . . . .37
     6.1. Union Represented Employees. . . . . . . . . . . . . . . . . . . . .37
     6.2. Hourly Paid NonUnion Represented Employees and Salaried
          Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     6.3. Required Notice. . . . . . . . . . . . . . . . . . . . . . . . . . .45
     6.4. Vacation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

     6.5. Payroll Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

7.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     7.1. General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     7.2. Post-Termination Obligations . . . . . . . . . . . . . . . . . . . .46
     7.3. No Liabilities in Event of Termination . . . . . . . . . . . . . . .47

8.   Transactions Subsequent to Closing. . . . . . . . . . . . . . . . . . . .47
     8.1. Post-Closing Access to Information and Assistance. . . . . . . . . .47
     8.2. Further Agreements . . . . . . . . . . . . . . . . . . . . . . . . .47
     8.3. No Competition . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     8.4. Assistance and Cooperation Regarding Taxes and Financial
          Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     8.5. Corporate Names. . . . . . . . . . . . . . . . . . . . . . . . . . .49
     8.6. Company's Insurers or Administrators . . . . . . . . . . . . . . . .50
     8.7. Certain Post-Closing Services. . . . . . . . . . . . . . . . . . . .51
     8.8. Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .51
     8.9. License of Certain Patents . . . . . . . . . . . . . . . . . . . . .51
     8.10.     Financial Statement Audits. . . . . . . . . . . . . . . . . . .51
     8.11.     Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
     8.12.     TWI License Agreement . . . . . . . . . . . . . . . . . . . . .53
     8.13.     Certain Litigation. . . . . . . . . . . . . . . . . . . . . . .53
     8.14.     Certain Contracts . . . . . . . . . . . . . . . . . . . . . . .54

9.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
     9.1. Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
     9.2. Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .55
     9.3. Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .55
     9.4. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
     9.5. Resolution of Disputes . . . . . . . . . . . . . . . . . . . . . . .68
     9.6. Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .70
     9.7. Binding Effect; Benefit. . . . . . . . . . . . . . . . . . . . . . .70
     9.8. Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . .70
     9.9. Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . . .70
     9.10.     Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . .70
     9.11.     Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . .71
     9.12.     Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . .71
     9.13.     Section Headings; Table of Contents . . . . . . . . . . . . . .71
     9.14.     Severability. . . . . . . . . . . . . . . . . . . . . . . . . .71
     9.15.     No Strict Construction. . . . . . . . . . . . . . . . . . . . .71
     9.16.     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .71
     9.17.     Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . .71

                                    SCHEDULES


Schedule 1.1(b)      -  Owned Real Property
Schedule 1.1(c)      -  Leased Real Property
Schedule 1.1(d)      -  Equipment Leases
Schedule 1.1(l)      -  Corporate Technology Business Unit Property
Schedule 1.2(e)      -  Excluded Contracts
Schedule 1.2(l)      -  Excluded Assets
Schedule 2.3(c)      -  Closing Statement Exceptions
Schedule 3.1(c)      -  Governmental Approvals or Notice Required; Conflicts
                         with Instruments
Schedule 3.1(d)      -  Financial Statements
Schedule 3.1(e)      -  Owned and Leased Real Property
Schedule 3.1(f)      -  Liens and Encumbrances
Schedule 3.1(g)      -  Material Contracts
Schedule 3.1(h)      -  Defects
Schedule 3.1(i)      -  Legal Proceedings
Schedule 3.1(j)      -  Labor Controversies
Schedule 3.1(k)      -  Trade Rights
Schedule 3.1(l)      -  Government Licenses, Permits and Related Approvals
Schedule 3.1(m)      -  Conduct of Business in Compliance with Regulatory
                         Requirements
Schedule 3.1(n)      -  Employee Benefit Plans and Arrangements
Schedule 3.1(o)      -  Environmental Matters
Schedule 3.1(q)      -  Tax Matters
Schedule 3.1(r)      -  Absence of Changes or Events
Schedule 3.1(s)      -  Affiliates
Schedule 3.1(t)      -  Absence of Undisclosed Liabilities
Schedule 3.1(u)      -  Product Warranties
Schedule 3.1(v)      -  Product Liability
Schedule 3.2(c)      -  Governmental Approvals or Notice Required; Conflicts
                         with Instruments
Schedule 3.2(h)      -  Financial Information
Schedule 8.3         -  Management and Key Employees
Schedule 8.9         -  Patents to be Licensed
Schedule 9.12        -  Knowledge of the Sellers



                                    EXHIBITS

Exhibit 1.5(h)       -   Certain Liabilities
Exhibit 4.2          -   Exceptions Concerning Conduct of the Business
Exhibit 8.7          -   Transition Services Agreement
Exhibit 8.9          -   License Agreement

                            ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT, dated as of January 27, 1997, among A. O. SMITH CORPORATION, a Delaware corporation (the "COMPANY"), A. O. SMITH ENTERPRISES LTD., a corporation organized under the laws of Canada ("ENTERPRISES") (the Company and Enterprises are hereinafter collectively referred to as the "SELLERS"), TOWER AUTOMOTIVE, INC., a Delaware corporation ("TOWER"), and R. J. TOWER CORPORATION, a Michigan corporation ("RJT") (Tower and RJT are hereinafter collectively referred to as "PARENTS"), and TOWER AUTOMOTIVE ACQUISITION, INC., a Delaware corporation and wholly-owned subsidiary of Parents ("BUYER").

                              W I T N E S S E T H :

          WHEREAS, the Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from the Sellers, substantially all of the assets and liabilities associated with the Automotive Products Company division of the Sellers (the "DIVISION") all upon and subject to the terms and conditions contained herein.

          WHEREAS, the Division is engaged in the business of designing, engineering, manufacturing and marketing of structural and suspension components, structural and suspension assemblies and structural and suspension modules for light vehicles, medium trucks and heavy trucks (the "BUSINESS"). Such term shall include, except as otherwise specifically provided herein, all operations carried on by or related to products associated by trade name or otherwise with the Division on the date hereof. Where the context allows, the term "BUSINESS" shall also mean the Sellers insofar as the operation of the Business, as above defined, is concerned.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

     1.   PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

          1.1. TRANSFER OF ASSETS. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date (as defined in SECTION 2.1) and subject to the provisions of SECTION 1.2, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, all of the Sellers' right, title and interest in the assets, rights, properties, claims, contracts, business and goodwill of the Sellers at the Closing Date that are utilized primarily in the Business, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, including without limitation the following (hereinafter referred to collectively as the "ASSETS"):

          (a) Any Trade Rights utilized primarily in the Business. As used herein, the term "TRADE RIGHTS" shall mean and include: (i) all trademarks, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights, chip registrations and chip registration applications and all other rights associated therewith and the underlying works of authorship; (iii) all patents and patent applications, patent disclosures, any reissuances, reexaminations, divisions, continuations in part or continuations thereof and any other proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all production records, quality control records, finished product specifications, ingredient specifications, packaging supply specifications, technical information, marketing plans, sales records and histories, market research data, customer lists, vendor lists, catalogs, promotional, advertising and marketing materials, label and shipping carton dies, mechanical art, films, photographs, artwork, research, inventions, know-how, processes, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee or third party covenants and agreements respecting intellectual property, confidentiality or non-competition, and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications and renewals therefor, all goodwill associated with any of the foregoing, all international rights associated with the foregoing, and all claims for infringement, misappropriation or breach thereof;

          (b) All of the owned real properties of the Sellers associated primarily with the Business, which are identified on SCHEDULE 1.1(B), including the buildings and other improvements situated thereon (collectively, the "OWNED REAL PROPERTY"), and all easements, privileges, rights-of-way, riparian and other water rights and appurtenances pertaining to or accruing to the benefit of such property, in each case subject to the matters discussed in
     SECTION 3.1(F);

          (c) Rights under all of the leases with respect to real property leased by the Sellers for use primarily in the Business, which are identified on SCHEDULE 1.1(C) (the "LEASED REAL PROPERTY" and, together with the Owned Real Property, the "FACILITIES");

          (d) All equipment, furniture, furnishings, fixtures, leasehold improvements, machinery, vehicles, tools, tooling, molds, dies, spare parts, supplies and other tangible personal property utilized primarily in the Business (the "EQUIPMENT"), including without limitation rights under all leases of tangible personal property leased by the Sellers pursuant to leases identified on SCHEDULE 1.1(D) (collectively, the "EQUIPMENT LEASES"), and all warranties and guarantees, if any, express or implied, existing for the benefit of the Sellers in connection with the Equipment to the extent transferable;

          (e) The Division's inventory of finished products (the "FINISHED GOODS"), raw materials and work in process for Division products (including all such in transit), together with the spare parts, supplies and promotional and packaging materials that are utilized primarily in connection with the Business (the "MATERIALS" and, together with the Finished Goods, the "INVENTORY");

          (f) All management information systems and software related primarily to the operations of the Facilities, the ownership of the Assets or the Business except to the extent such systems, software, data or documentation are licensed from a third party and not transferable and thus subject to SECTION 1.6.;

          (g) Rights under all contracts, arrangements, agreements, purchase or sale commitments for materials and other services, advertising and promotional agreements, leases and other agreements ("CONTRACTS") primarily related to the Business, whether or not entered into in the ordinary course of the Business, including, but not limited to, any Contracts with suppliers, customers, sales representatives, distributors, agents, Equipment lessors, licensors, licensees, consignors and consignees specified therein, including without limitation those Contracts set forth on SCHEDULE 3.1(G) and the Equipment Leases, but excluding those Contracts listed on
     SCHEDULE 1.2(E) (the Contracts described in this SECTION 1.1(G), "ASSUMED CONTRACTS");

          (h) All licenses, permits or franchises issued by any foreign, federal, state or municipal authority relating primarily to the development, use, maintenance or occupation of the Facilities or the Business ("DIVISION PERMITS") to the extent that such Division Permits are transferable;

          (i) Accounts receivable of the Sellers (whether or not billed) to the extent attributable to Division products sold and delivered to a customer or to a bona fide third-party transportation company for delivery to a customer prior to the Effective Time (as defined in SECTION 2.1), excluding all intercompany receivables (the "RECEIVABLES");

          (j) All rights to goods and services and all other economic benefits arising out of prepayments, payments in advance and deposits by the Sellers to the extent related primarily to the Facilities or the Business;

          (k) The equity securities or other equity interest owned by the Company in the following (collectively, "DIVISION AFFILIATES"): A. O. Smith do Brasil Industria E Comercio Ltda., a Brazilian limited liability company ("BRAZIL SUB"); and Changchun A. O. Smith Golden Ring Automotive Products Co., Ltd., a corporation formed under the laws of China ("CHINA JV"). It is expressly understood and agreed (i) that none of the terms "Division," "Assets" or "Business" as used in this Agreement includes the business, assets, liabilities or obligations of the Division Affiliates or of Metalsa, S.A. de C.V., a corporation organized under the terms of Mexico ("METALSA"); (ii) that the terms and conditions of this Agreement shall apply to the Division Affiliates only to the extent that the equity securities of the Division Affiliates owned by the Company are Assets to be transferred to Buyer at Closing or as otherwise specifically set forth herein and
     (iii)
except as set forth in SECTION 4.7, that the terms and conditions of this Agreement shall not apply to Metalsa;

          (l) the tangible personal property associated with the Corporate Technology business unit of the Company and identified on
     SCHEDULE 1.1(1);

          (m)  the following, to the extent related primarily to the
     Business: all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers, and all books and records of every kind, whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise; and

          (n) All claims for collection, indemnity rights, and other claims and causes of action arising out of occurrences before or after the Closing, privileges and other intangible rights and assets in each case relating primarily to the other Assets described in this
     SECTION 1.1 or to the Assumed Liabilities (as defined in SECTION 1.5).

          1.2. EXCLUDED ASSETS. It is expressly understood and agreed that the Assets shall not include the following (together, the "EXCLUDED ASSETS"):

          (a)  Any equity interest in the Sellers;

          (b) Any of the Division assets that are consumed, sold or disposed of in the ordinary course of the Business or otherwise in accordance with SECTION 4.2 prior to the Closing Date;

          (c) Any refunds or credits with respect to any Income Taxes (as defined in SECTION 1.5(A)) paid or incurred by the Sellers (plus any related interest received or due from the relevant taxing authority), any prepaid Income Taxes of the Sellers and any other rights related to Income Taxes of the Sellers;

          (d) Any assets of the Sellers not utilized primarily in the Business and all rights of the Sellers under this Agreement or related to the transaction contemplated by this Agreement;

          (e) The Sellers' right, title and interest in and to the Contracts listed on SCHEDULE 1.2(E);

          (f)  All intercompany receivables of the Sellers;

          (g) Cash and cash equivalents or similar type investments (other than petty cash balances at the Facilities), deposits in transit, certificates of deposit, treasury bills and other marketable securities of the Sellers, whether or not reflected as assets of the Division;

          (h) Any rights in or to the use of the name, mark, trade name, trademark or service mark incorporating "A. O. Smith" or "Smith", and any corporate symbols or logos related thereto, except to the extent provided in SECTION 8.5;

          (i) Any insurance policies (including executive split-dollar policies), or rights under such policies, held by the Sellers;

          (j) Assets (other than the tangible personal property identified on SCHEDULE 1.1(1)) used primarily in the Corporate Technology business unit of the Company, whether or not located at the Facilities, including but not limited to any Trade Rights developed, or being developed, but not yet employed in the Division or any of the Sellers' other business units;

          (k) Except as expressly provided in SECTION 6, any rights of the Sellers with respect to (i) any Benefit Plan or Benefit Arrangement (as such terms are defined in SECTIONS 3.1(N)(I)(A) and 3.1(N)(I)(B), respectively) that is a defined benefit or defined contribution retirement plan or (ii) any assets held under the trust agreement or other funding arrangement related to any Benefit Plan or Benefit Arrangement that is a defined benefit or defined contribution retirement plan;

          (l)  Any assets identified on SCHEDULE 1.2(L);

          (m)  The equity securities of Metalsa; and

          (n) All prepaid items, claims for collection, indemnity rights and other claims and causes of action arising out of occurrences before or after the Closing, privileges and other intangible rights relating primarily to the other Excluded Assets described in this
     SECTION 1.2 or to the liabilities described in SECTION 1.5.

          1.3. INSTRUMENTS OF CONVEYANCE AND TRANSFER. On the Closing Date, the Sellers shall (a) deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of conveyance and assignment as shall be effective to vest in Buyer all right, title and interest of the Sellers in and to the Assets and (b) transfer to Buyer all the books, records, files and other data (or copies thereof) relating primarily to the Assets and reasonably necessary for the continued operation of the Business by Buyer.

          1.4. ASSUMED LIABILITIES. As used in this Agreement, the term "LIABILITY" or "LIABILITIES" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer and Parents, jointly and severally, shall assume and agree to pay, perform and discharge when due, subject to the provisions of
SECTION 1.5, all of the Liabilities of the Sellers to the extent relating to the Division, the Business or the Assets, whether arising before or after the Closing Date, to the extent the same are unpaid, undelivered or unperformed on the Closing Date (the "ASSUMED LIABILITIES"), including but not limited to:

          (a)  all Liabilities relating to the Assumed Contracts;

          (b) except as provided in SECTION 1.5(D), all Liabilities arising in connection with any Environmental Action (as defined below) where any such Environmental Action or Liability (i) is related in any way to the Sellers' or any previous owner's or operator's ownership, operation or occupancy of the Business or the Facilities and Assets being transferred to Buyer, and (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date, whether or not known to Buyer or Parents. As used herein, "ENVIRONMENTAL ACTION" means any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, existence, transport, handling, holding, removal, abatement, remediation, recycling, reclamation, management, presence, disposal, emission, discharge, storage, escape, seepage, leakage or release of, or threatened release of, any Hazardous Substances (as defined below) in any location. As used herein, "HAZARDOUS SUBSTANCE" means pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including without limitation asbestos, polychlorinated biphenyls or urea formaldehyde, and any other substances subject to regulation under any Environmental Law (as defined in SECTION 3.1(O)). The Liabilities assumed pursuant to this SECTION 1.4(B) include, without limitation, Liabilities arising under any applicable federal or state Environmental Law, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA");

          (c) all Liabilities to the extent relating to or arising out of any employment action or practice in connection with persons previously employed, employed or seeking to be employed in the Business, including without limitation Liabilities based upon breach of employment or labor contract, employment discrimination, wrongful termination, wage and hour or health and safety requirements, workers compensation, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Worker Adjustment Retraining Notification Act of 1988, as amended (the "WARN ACT"), the Occupational Safety and Health Act of 1970, as amended, or the National Labor Relations Act, constructive termination, wrongful termination, failure to give reasonable notice or pay-in-lieu-of-notice, severance pay or termination pay (collectively, "LABOR LIABILITIES");

          (d) all Liabilities (i) to the extent arising out of the Business for Taxes (as defined below), including without limitation the Taxes described as obligations of Buyer pursuant to SECTION 9.2, but excluding those Taxes described in SECTION 1.5(A), and (ii) for the expenses described as obligations of Buyer and Parents in
     SECTION 9.2. As used herein, "TAXES" shall mean income, profit, payroll, social security, turnover, withholding, franchise, gross receipts, sales, use, transfer, registration, recording, value added, ad valorem, real or personal property, excise, occupation, customs, import and export or other taxes or governmental fees imposed by the United States, any foreign country, any state, municipality, subdivision or agency of the United States or any foreign country or any other governmental or other authority charged with levying taxes or fees, and all interest, penalties, deficiencies and assessments due on account thereof whether disputed or undisputed;

          (e) all Liabilities to the extent relating to actions, suits, proceedings, disputes, claims or investigations arising primarily out of or related primarily to the Business, the Division or the Assets (whether or not such Liabilities relate to actions taken prior to the Closing Date);

          (f) all Liabilities to the extent arising on account of Buyer's conduct of the Business, operation of the Division, use of the Assets and/or sale of any products manufactured and/or sold by Buyer on or after the Closing Date;

          (g) all Liabilities to the extent arising out of or in any way relating to or resulting from any product designed, manufactured, assembled, installed, sold, leased or licensed, or any service rendered, prior to the Closing Date (including any Liabilities of the Sellers for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise, or for returns of Division products sold prior to the Closing Date); and

          (h) all other Liabilities to the extent arising out of or related to the Business, the Division or the Assets.

Buyer is not assuming, nor shall be deemed to have assumed, any other Liabilities of the Sellers of any kind or nature whatsoever, except as expressly provided in this Agreement or any instrument delivered pursuant to
SECTION 5.2(D).

          1.5. EXCLUDED LIABILITIES. It is expressly understood and agreed that Assumed Liabilities shall not include the following:

          (a) Liabilities of the Sellers for any Taxes based on, or measured by, income ("INCOME TAXES"), including, without limitation, any Income Taxes arising from the operation of the Business on or prior to the Closing Date or from the consummation of the transactions contemplated hereby;

          (b) All intercompany Liabilities and Liabilities arising under or related to any indebtedness for borrowed money, except for Liabilities under the industrial revenue bond financing relating to the Milan, Tennessee Facility;

          (c) Liabilities covered by the insurance policies of the Sellers in effect on or prior to the Closing Date (the "INSURANCE POLICIES"), but only to the extent either of the Sellers receives proceeds thereunder; provided that any such Liability will become an Assumed Liability to the extent any such proceeds are subsequently required to be remitted back to the insurance carrier;

          (d)  Liabilities of the Sellers whether or not set forth on
     SCHEDULE 3.1(O) and whether or not known to Buyer, Parents or the Sellers (i) arising from the offsite transportation, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances generated or used on or prior to the Closing Date by Sellers or any of their predecessors or (ii) arising in connection with any Environmental Action arising from or relating to any property or facility other than the Facilities (Liabilities of the type described in CLAUSES (I) and (II) of this SECTION 1.5(D) are collectively referred to as "OFFSITE LIABILITIES"); provided, however, that any Liability that involves the migration of a Hazardous Substance from any of the Facilities shall not be deemed to be an Offsite Liability;

          (e) Liabilities resulting from any special incentive or other bonus agreements or arrangements between the Sellers and any of their employees relating primarily to the consummation of the transactions contemplated by this Agreement;

          (f) Except as otherwise provided herein, all Liabilities that do not arise primarily out of or relate primarily to the Business or the Assets;

          (g) (i) Except as expressly provided in SECTION 6, any Liability of the Sellers for benefits accrued through the Closing Date under any Benefit Plan or Benefit Arrangement that is a defined benefit or defined contribution retirement plan and (ii) Liabilities for eligible claims incurred prior to the Effective Time for health, dental, prescription drug, life and accidental death and dismemberment benefits as provided in SECTION 6.1(E) and SECTION 6.2(E);

          (h) Liabilities arising out of the matters described on EXHIBIT 1.5(H); and

          (i)  Liabilities arising under the Contracts listed on
     SCHEDULE 1.2(E).

          1.6. NONASSIGNABLE CONTRACTS AND RIGHTS. Notwithstanding anything to the contrary in this Agreement, no Contracts, properties, rights or other assets of the Sellers shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or governmental entity would be ineffective or would constitute a breach of Contract or a violation of any law or regulation or would in any other way materially and adversely affect the rights of the Sellers (or Buyer as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (i) the beneficial interest in or to such Contracts, properties, rights or other assets (collectively, the "BENEFICIAL RIGHTS") shall in any event pass as of the Closing Date to Buyer under this Agreement; and (ii) pending such consent or approval, Buyer shall assume or discharge the Liabilities of the Sellers under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for the Sellers, and the Sellers shall act as Buyer's agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Buyer and the Sellers shall use their reasonable best efforts (and bear their respective costs of such efforts) without payment of any material penalty, fee or any other amounts to any third parties, subject to SECTION 9.2, to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts, properties, rights or other assets underlying the Beneficial Rights, including without limitation their formal assignment or novation, if advisable. Buyer and the Sellers will make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for Buyer the Beneficial Rights including enforcement at the cost and for the account of Buyer of any and all rights of the Sellers, or either one of them, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge by Buyer and Parents, jointly and severally, of any Liability under such Contracts, properties, rights or other assets, to the extent such Liability constitutes an Assumed Liability. With respect to any Contracts, properties, rights or other assets referred to above that are not assigned to Buyer because of the failure to obtain a required consent ("NONTRANSFERRED ASSETS"), Buyer and Parents, jointly and severally, shall indemnify, defend and hold harmless the Sellers from and against any Liability that the Sellers may have in connection with such Nontransferred Assets as a result of the transactions contemplated by this Agreement, except to the extent of the Sellers' gross negligence or willful malfeasance.

     2.   CLOSING; PAYMENT OF PURCHASE PRICE AT CLOSING AND CLOSING ADJUSTMENT

          2.1. CLOSING DATE. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
SECTION 7.1, and provided that the conditions to the Closing set forth in
SECTION 5.1 and SECTION 5.2 are satisfied or waived, the closing with respect to the transactions provided for in this Agreement (the "CLOSING") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 a.m., Milwaukee time, on the earliest of (a) April 20, 1997;
(b) the fifth business day after the latest of (i) the satisfaction or waiver of the conditions to the Closing set forth in SECTION 5.1(C) and SECTION 5.2(C),
(ii) the date the Company, in its sole discretion, delivers a notice to Buyer to commence the time period described in this CLAUSE (b)(II) (the "CLOSING NOTICE") and (iii) February 21, 1997; or (c) at such other time, date and place as shall be agreed upon by the Sellers and Buyer. Notwithstanding the foregoing, if the Closing does not take place in accordance with the preceding sentence because any condition to the obligations of the Sellers, on the one hand, or Buyer, on the other hand, under this Agreement is not met on that date, then either party may postpone the Closing from time to time to any designated subsequent business day not more than five
(5) business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur. The actual time and date of the Closing are herein called the
"CLOSING DATE".   All acts and transactions occurring under this Agreement at the Closing shall be effective as of 11:59 p.m., Milwaukee time, on the Closing Date (the "EFFECTIVE TIME").

          2.2. PURCHASE PRICE AND PAYMENT. In consideration for the Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date (a) assume the Assumed Liabilities as provided in SECTION 1.4 and
(b) transfer cash to the Company in the amount of $625,000,000, subject to the following adjustments:

          (i) INCREASE. An increase equal to the amount, if any, by which the Net Book Value (as defined in SECTION 2.3(A)) as reflected on the Estimated Closing Statement (as defined in SECTION 2.3(B)) is greater than $411,500,000; and

          (ii) DECREASE. A reduction equal to the amount, if any, by which the Net Book Value as reflected on the Estimated Closing Statement is less than $411,500,000

(the amounts paid by Buyer pursuant to SECTIONS 2.2(A) AND (B) are hereinafter collectively referred to as the "INITIAL PURCHASE PRICE"). The amount of the Initial Purchase Price payable pursuant to SECTION 2.2(B) shall be paid on the Closing Date by wire transfer of immediately available funds to an account the Company has designated, at least two (2) business days prior to the Closing Date, in writing to Buyer. The value tendered by Buyer pursuant to this
SECTION 2.2, as adjusted pursuant to the provisions of Section 2.3, shall be hereinafter referred to as the "PURCHASE PRICE."

          2.3. DETERMINATION OF NET BOOK VALUE; POST-CLOSING ADJUSTMENT.

          (a) NET BOOK VALUE. The term "NET BOOK VALUE" shall mean the total book value, as of the Effective Time, of the Assets less the total book value of the Assumed Liabilities, in each case as reflected on the Estimated Closing Statement, the Closing Statement or the Adjusted Closing Statement, as the case may be; provided, that (i) Net Book Value shall not include the value of any Asset where neither the Asset nor its Beneficial Rights is actually transferred to Buyer (including without limitation any Receivable that has been assigned or purported to be assigned to Norwest Bank Minnesota, National Association), (ii) in the event the equity interests in any Division Affiliate are not actually transferred, Net Book Value shall not include the value of any assets held by such Division Affiliate and
     (iii) Net Book Value shall not reflect any Liability that is not an Assumed Liability or any reserve therefor.

          (b) ESTIMATED CLOSING STATEMENT. For purposes of determining an estimate of the Net Book Value to be reflected on the Closing Statement and the Purchase Price payable by Buyer at the Closing, not less than five (5) business days prior to the Closing Date, the Company shall, in consultation with Buyer, prepare and deliver to Buyer a balance sheet which shall represent the Company's reasonable estimate of the Closing Statement; such balance sheet to be in accordance with GAAP, and to the extent in accordance with GAAP, using accounting principles and policies, consistent with the balance sheet of the Division as of December 31, 1996, attached hereto as part of
     SCHEDULE 3.1(D) (the "PRELIMINARY STATEMENT"), except that such balance sheet shall reflect only the Assets and the Assumed Liabilities. In the event Buyer shall object to any of the information set forth on such balance sheet or accompanying schedules as presented by the Company, the parties shall negotiate in good faith and attempt to agree on appropriate adjustments such that such balance sheet and accompanying schedules reflect a reasonable estimate of the Closing Statement and of the Net Book Value to be reflected on the Closing Statement, but in the absence of such agreement, the most recent month-end balance sheet of the Division shall control (the estimated balance sheet as agreed to by the parties pursuant to this subsection, or in the absence of such agreement, the most recent month-end balance sheet of the Division, is herein referred to as the "ESTIMATED CLOSING STATEMENT"). In connection with the determination of the Estimated Closing Statement, the Company shall provide to Buyer such information and detail and access to such books, records and work papers as Buyer shall reasonably request.

          (c) CLOSING STATEMENT. Within fifteen (15) days following the Closing, the Company shall prepare, or cause to be prepared, and deliver to Buyer an unaudited statement (the "CLOSING STATEMENT") which shall set forth the Net Book Value as of the Effective Time and, except as set forth on SCHEDULE 2.3(c), shall be prepared (i) in accordance with generally accepted accounting principles in the United States ("GAAP"), as in effect on the date of such preparation, (ii) in a manner involving application of GAAP and otherwise consistent with the preparation of the Preliminary Statement as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies to the extent such methods, policies, practices and procedures are in accordance with GAAP, and
     (iii) based only on the information relating to the content of the Closing Statement that is known to Buyer or the Company on the date 30 days after the Closing Date. The parties agree that the adjustment contemplated by this SECTION 2.3(c) is solely intended to show changes in the Assets and the Assumed Liabilities reflected in the Preliminary Statement to the Effective Time and that any such change can only be measured if the Closing Statement is prepared using the same principles, methods, policies, practices and procedures (subject to the immediately preceding sentence) as were used in connection with the preparation of the Preliminary Statement provided that such principles, methods, policies, practices and procedures are in accordance with

     GAAP. In preparing the Closing Statement, the respective amounts included therein for reserves (in the form of an accrued Liability or an offset to an Asset or similar item) relating to any of the Assets or the Assumed Liabilities, the amount of which was determined for the Preliminary Statement by subjective estimates, shall be equal to the respective amounts (including the absence of a reserve or zero) included in respect of such items on the Preliminary Statement except to reflect (A) changes in circumstances or events (including changes to reserves to reflect costs incurred or payments made by or on behalf of the Sellers) occurring between the date of the Preliminary Statement and the Closing Date to the knowledge of Buyer and the Sellers on the date 30 days after the Closing Date or (B) changes occurring between the date of the Preliminary Statement and the date 30 days after the Closing Date in information known to Buyer and the Sellers on the Closing Date concerning circumstances or events occurring prior to the date of the Preliminary Statement (in which event the first sentence of this SECTION 2.3(C) shall govern the determination of any changes in the reserve).

          (d) DISPUTES REGARDING CLOSING STATEMENT. Buyer shall, within thirty (30) days after the delivery by the Company of the Closing Statement, complete its review of the Net Book Value derived from the Closing Statement. If Buyer determines that the Closing Statement has not been prepared in accordance with SECTION 2.3(C), then Buyer shall inform the Company on or before the last day of such 30-day period by delivering a notice to the Company ("BUYER'S OBJECTION") (i) setting forth a specific description of the basis of Buyer's Objection and the adjustments to Net Book Value that Buyer believes should be made and
     (ii) only including objections based on mathematical errors or based on the Closing Statement not being prepared in accordance with
     SECTION 2.3(C). The Company shall then have thirty (30) days to review and respond to Buyer's Objection. The Sellers and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in Buyer's Objection and the Sellers shall have full access to the working papers of Buyer prepared in connection with Buyer's preparation of Buyer's Objection.
     If the Company and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within twenty (20) days following the completion of the Company's review of Buyer's Objection, then the Company and Buyer shall refer their remaining differences to Price Waterhouse, LLP or another internationally recognized firm of independent public accountants as to which the Company and Buyer mutually agree (the "CPA FIRM"), who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in SECTION 2.3(C), and only with respect to the remaining accounting-related differences so submitted by Buyer to the Company (and not by independent review), whether and to what extent, if any, Net Book Value as derived from the Closing Statement requires adjustment. In connection with the engagement of the CPA Firm, each of the parties shall execute reasonable engagement letters with the CPA Firm. The Company and Buyer shall direct the CPA
     Firm to use its
     reasonable best efforts to render its determination within forty-five (45) days. The CPA Firm's determination shall be conclusive and binding upon Buyer and the Sellers. The fees and disbursements of the CPA Firm shall be shared equally by Buyer and the Company. Buyer and the Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Preliminary Statement and the Closing Statement and all other items reasonably requested by the CPA Firm. The "ADJUSTED CLOSING STATEMENT" shall be (i) the Closing Statement in the event that (x) no Buyer's Objection is delivered to the Company during the 30-day period specified above, or (y) the Company and Buyer so agree, (ii) the Closing Statement, adjusted in accordance with Buyer's Objection in the event that the Company does not respond to Buyer's Objection within the 30-day period following receipt by the Company of Buyer's Objection, or (iii) the Closing Statement, as adjusted by either (x) the agreement of the Company and Buyer or (y) the CPA Firm.

          (e) COOPERATION. Buyer and the Company agree that, following the Closing, neither will take any actions with respect to the accounting books, records, policies and procedures of the Division that would obstruct or prevent the preparation of the Closing Statement. Buyer shall cooperate with the Company in the preparation of the Closing Statement including, but not limited to, (i) providing the Company and the Company's representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the Business, (ii) causing employees of the Business to provide the Company as promptly as practicable following the Closing Date (but in no event later than ten (10) days after the Closing Date) with normal year-end closing financial information for the Division for the period ending as of the close of business on the day immediately prior to the Closing Date, and (iii) cooperating fully with the Company and the Company's representatives, including the provision on a timely basis of all other information necessary or useful in connection with the preparation of the Closing Statement. Buyer and its accountants shall have full access to all information used by the Company in preparing the Closing Statement, including the work papers of its accountants.

          (f)  ADJUSTMENT PAYMENT TO BUYER.  In the event the Net Book
     Value as derived from the Adjusted Closing Statement is less than the Net Book Value as reflected on the Estimated Closing Statement, the Company shall make an adjustment payment to Buyer in an amount equal to the difference between (i) the Net Book Value as reflected on the Estimated Closing Statement and (ii) the Net Book Value as derived from the Adjusted Closing Statement. Any payment required by the first sentence of this SECTION 2.3(F) shall be made by the Company to Buyer, together with interest thereon at an annual rate of eight and one-half percent (8.5%) (the "APPLICABLE RATE") calculated on the basis of the number of days elapsed from and including the Closing Date to and excluding the date of payment, in immediately available funds within five (5) business days after the determination of the Adjusted Closing Statement.

          (g) ADJUSTMENT PAYMENT TO THE COMPANY. In the event the Net Book Value as derived from the Adjusted Closing Statement is greater than the Net Book Value as reflected on the Estimated Closing Statement, Buyer shall make an adjustment payment to the Company in an amount equal to the difference between (i) the Net Book Value as reflected on the Estimated Closing Statement and (ii) the Net Book Value as derived from the Adjusted Closing Statement. Any payment required by the first sentence of this SECTION 2.3(G) shall be made by Buyer to the Company, together with interest thereon at the Applicable Rate calculated on the basis or the number of days elapsed from and including the Closing Date to and excluding the date of payment, in immediately available funds within five (5) business days after the determination of the Adjusted Closing Statement.

          2.4. ALLOCATION OF PURCHASE PRICE. The aggregate Purchase Price shall be allocated among the Assets for tax purposes on the basis of the relative fair market values of such properties as of the Closing Date. The amount of the aggregate Purchase Price allocated to the equity interests of the Company in China JV shall be $25,000,000. All other values, and the value of the aggregate Purchase Price, shall be reasonably determined by Buyer and delivered to the Company within one hundred eighty (180) days following Closing Date and shall be subject to the Company's consent, which consent shall not be unreasonably withheld. The Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any regulations thereunder, Buyer and the Company will disclose such reports to the other prior to filing with the IRS.

     3.   REPRESENTATIONS AND WARRANTIES

          3.1. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. To allocate risk between the Sellers, on the one hand, and Buyer, on the other hand, for purposes of and subject to SECTION 9.3, the Sellers, jointly and severally, represent and warrant to Buyer as follows:

          (a) DUE ORGANIZATION AND POWER. The Sellers are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have the requisite power and authority to own, lease and operate their properties to be sold hereunder and to conduct the Business as now conducted by them.
     The Sellers have all requisite power and authority to enter into and deliver this Agreement and any other agreement contemplated hereby and to perform their obligations hereunder and thereunder, including the power and authority to convey good title to Buyer with respect to the Assets owned by the Sellers. The Sellers are duly authorized, qualified or licensed to do business as foreign corporations in each of the jurisdictions in which their right, title or interest in or to any of the Assets, or the conduct of the Business, requires such authorization, qualification or licensing. Each of the Division Affiliates is validly existing under the laws of the jurisdiction of their respective incorporation.

          (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by each of the Sellers of this Agreement and any other agreements contemplated hereby and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by the respective boards of directors of the Sellers. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by the Sellers of this Agreement and any other agreements contemplated hereby and the consummation by the Sellers of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby have been, or will be at or prior to Closing, duly executed and delivered by each of the Sellers, and each constitutes, or will when so executed and delivered constitute, a valid and legally binding obligation of each of the Sellers, enforceable against each of them in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) NO GOVERNMENTAL APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH THE SELLERS ARE A PARTY. Except as described in SCHEDULE 3.1(C) and except for the requirement that the applicable waiting periods expire pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by the Sellers, or either one of them, and the consummation by each of them of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any authorization, consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Sellers or Brazil Sub, or any one of them, or applicable to any of the Assets and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Sellers or Brazil Sub, or any one of them, under, or result in the creation of the right to accelerate, terminate, modify or cancel, or result in the creation of a lien, charge or encumbrance upon a portion of the Assets pursuant to, or require any notice under, the charter or by-laws of the Sellers or Brazil Sub, or any one of them, or the express terms of any Contract required to be disclosed on SCHEDULE 3.1(g) to which the Sellers or Brazil Sub, or any one of them, is a party or by which the

     Sellers or Brazil Sub, or any one of them, or any of the Assets is bound or affected. The parties hereto agree that no event, occurrence or circumstance that would constitute a breach of a representation or warranty contained in SECTION 3.2(c) will be a basis for a breach of a representation or warranty contained in this SECTION 3.1(c).

          (d) FINANCIAL STATEMENTS. SCHEDULE 3.1(D) contains certain historical balance sheets of the Division as of December 31, 1996, 1995 and 1994 and statements of operations for the Division for the fiscal years ended December 31, 1996, 1995 and 1994 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements were prepared in accordance with GAAP, as in effect on the date of such Financial Statements and applied on a consistent basis during the periods involved (except as may be indicated in the notes or comments to such Financial Statements), and such Financial Statements and notes or comments fairly present, in all material respects, the financial position and results of operations of the Division as of their respective dates and for the respective periods covered thereby.

          (e)  OWNED AND LEASED REAL PROPERTY

               (i) SCHEDULE 1.1(B) contains a complete and correct list of the real property owned by either Seller that is used primarily by the Division;

               (ii) SCHEDULE 1.1(C) contains a complete and correct list of the real property leased or subleased by either Seller that is used primarily by the Division;

               (iii) except as set forth on SCHEDULE 3.1(e), there is no other real property used by the Division or Brazil Sub other than as set forth on SCHEDULE 1.1(b) and SCHEDULE 1.1(c), and to the knowledge of the Sellers, there is no other real property used by China JV except as set forth on SCHEDULE 3.1(e);

               (iv) the current use of the Facilities does not violate any covenant, condition, restriction or instrument of record affecting such Owned Real Property or, to the knowledge of the Sellers, Leased Real Property;

               (v) except as set forth on SCHEDULE 3.1(e) and except for Permitted Encumbrances (as defined in SECTION 3.1(f)), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Properties or Leased Real Properties and there are no parties (other than Sellers) in possession of the Owned Real Properties or Leased Real Properties; and

               (vi) with respect to each lease relating to Leased Real Property listed on SCHEDULE 1.1(c), the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the lease.

          (f)  TITLE TO PROPERTIES AND ABSENCE OF LIENS AND ENCUMBRANCES.

               (i) Except as set forth on SCHEDULE 3.1(f), the Sellers own all of the Assets (real, personal and mixed, tangible and intangible), free and clear of all claims, covenants, conditions, restrictions, liens, security interests, charges, mortgages, pledges, easements, leases, options, rights of first refusal or offer, encumbrances, licenses or sublicenses, conditional sales or other title retention agreements (an "ENCUMBRANCE") other than Permitted Encumbrances (as defined below). Upon payment for the Assets as contemplated herein, the Sellers will convey to Buyer all of the Sellers' right, title and interest in and to the Assets free and clear of all exceptions to title or Encumbrances, except in each case (A) as specifically set forth in SCHEDULE 3.1(f), (B) liens for current taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate GAAP reserves have been made, (C) as reflected in the public records relating to real property included in the Assets (other than judgement or other liens securing financial obligations of the Sellers except those described in CLAUSE (B) or (D)) which do not materially impair the current use of the property subject thereto and (D) for contractors, materialmen and mechanics statutory liens incurred in the ordinary course of business for which amounts are not delinquent and in the aggregate do not materially impair the Business (such exceptions, collectively, the "PERMITTED ENCUMBRANCES").

               (ii) The Assets, together with the rights received under the Transition Services Agreement referred to in SECTION 8.7 comprise all of the assets and rights of the Sellers, tangible and intangible (including Trade Rights), that the Sellers use in the conduct of the Business as presently conducted, except for the assets described on
          SCHEDULE 3.1(f).

               (iii) The Company obtained a building permit for and initiated construction of the Facility of the Business located in Botetourt County, Virginia (the "ROANOKE FACILITY") prior to August 1, 1996. Taking into account the Company's investments prior to the date of this Agreement and investments the Division will make pursuant to Contracts disclosed on SCHEDULE 3.1(G) or not required to be disclosed on SCHEDULE 3.1(G), the Division will have constructed the Roanoke Facility with a total investment in excess of $24,000,000. In December 1996, the Company employed 56 employees at the Roanoke Facility.

          (g) MATERIAL CONTRACTS. SCHEDULE 3.1(g) sets forth a list as of the date of this Agreement of each of the following types of written Contracts to which either or both of the Sellers (or, in the case of CLAUSE (XI), Brazil Sub) are a party that relate primarily to the Business or to which the Assets are bound:

               (i) any employment Contract with any officer or director of the Sellers that has future liability in excess of $200,000 per annum and is not terminable by notice of not more than sixty (60) calendar days;

               (ii) any collective bargaining agreement applicable to employees of the Business (the "COLLECTIVE BARGAINING
          AGREEMENT(S)");

               (iii) any covenant not to compete that restricts the Sellers;

               (iv) any Contract to lease real or personal property which has future liability in excess of $150,000 per annum and is not terminable by notice of not more than sixty (60) calendar days;

               (v) any Contract for loaning any money or directly or indirectly guaranteeing Liabilities of others (other than endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment-related purposes, or purchases of equipment or materials made under conditional sales contracts, in each case in the ordinary course of the Business), in each case having an outstanding principal amount in excess of $250,000;

               (vi) any Contract under which any other person has directly or indirectly guaranteed Liabilities of either or both of the Sellers (other than endorsements for the purpose of collection in the ordinary course of the Business), in each case having an outstanding principal amount or aggregate future liability in excess of $250,000;

               (vii) any Contract under which the Sellers or either one of them licenses to or from any third party any Trade Rights which requires payments per annum of more than $250,000;

               (viii) any agreement or indenture relating to the borrowing of money or the mortgaging, pledging or otherwise placing a lien on any of the Assets;

               (ix) product distribution or sales representative Contracts;

               (x) any other Contract, in each case of a type not described in any of CLAUSES (I) through (IX) above (without reference to disclosure thresholds set forth therein), to which either or both of the Sellers are a party or by or to which any of their assets are bound or subject which has future liability in excess of $1,000,000 per annum and is not terminable by the Sellers by notice of not more than sixty (60) calendar days (other than purchase orders of either of the Sellers for the purchase of Materials or other Inventory in the ordinary course of the Business consistent with past practice);

               (xi) any material Contract to which Brazil Sub is a party;
          or

               (xii) any Contract that is terminable by the Sellers only by notice of more than sixty (60) calendar days and that expressly provides for the payment of a penalty or premium in excess of $250,000 upon such termination (other than purchase orders of either of the Sellers for the purchase of Materials or other Inventory in the ordinary course of the Business consistent with past practice).

          The Sellers have delivered to, or made available for inspection by, Buyer a copy of each Contract listed on SCHEDULE 3.1(G) as amended to date. Except as disclosed on SCHEDULE 3.1(G) or the other Schedules hereto, each Contract described on SCHEDULE 3.1(G) (collectively, the "MATERIAL CONTRACTS") is valid, binding and in full force and effect and is enforceable by the Company, Enterprises or Brazil Sub, as the case may be, in accordance with its terms, and the Sellers have no knowledge of any cancellation, breach or anticipated breach of any Material Contract. Except as disclosed in
     SCHEDULE 3.1(G) or the other Schedules hereto, the Company, Enterprises or Brazil Sub, as the case may be, has performed all obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any manner.

          (h) DEFECTS. Except as described on SCHEDULE 3.1(H), to the knowledge of the Sellers, the Facilities and Equipment currently in use in connection with the Business, taken as a whole, are in normal operating condition and repair, subject to normal wear and tear. Except with respect to the representations and warranties contained in this Agreement, Buyer is acquiring the Assets AS IS, WHERE IS. THE SELLERS MAKE NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DESIGN, CONDITION, CAPACITY, VALUE, UTILITY, PERFORMANCE OR QUALITY OF THE ASSETS (INCLUDING INVENTORY) AND THE SELLERS MAKE NO IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

          (i) LEGAL PROCEEDINGS. Except as described in SCHEDULE 3.1(I), as of the date of this Agreement, there is no pending, or to the knowledge of the Sellers, threatened (in a reasonably serious manner or in writing), litigation, proceeding, action, suit or investigation relating to the Division to which the Sellers, or either one of them, is a party relating primarily to the Assets or the Business or the transactions contemplated by this Agreement.

          (j)  LABOR CONTROVERSIES.  Except as set forth on
     SCHEDULE 3.1(j), as of the date of this Agreement, there are no pending or, to the knowledge of Sellers, threatened (in a reasonably serious manner or in writing) grievances, labor arbitrations or other labor disputes relating to Division Employees (as defined in SECTION 3.1(n)(i)(1)). Except as set forth on SCHEDULE 3.1(j), as of the date of this Agreement, the Sellers have not suffered any strike, picketing or work stoppage by any group of Division Employees affecting the Business during the three (3) years preceding the date of this Agreement. Except as set forth on SCHEDULE 3.1(j), there are no union organizing campaigns, or other questions concerning representation, relating to Division Employees, and there are no unfair labor practice charges pending or, to the knowledge of Sellers, threatened (in a reasonably serious manner or in writing) which could result in the imposition of new bargaining relationships with any employee representative. To the Sellers' knowledge, no key executive Division Employee who is a member of the Division's leadership team (other than those identified on SCHEDULE 3.1(j)) and no group of employees acting as a group has plans to terminate his, her or its employment with the Division.

          (k) TRADE RIGHTS. SCHEDULE 3.1(k) lists all patented, registered and applied for, and material unregistered, Trade Rights of the Business of the type described in CLAUSES (i), (ii) and (iii) of
     SECTION 1.1(a) (including any registrations thereof or applications therefor) and indicates whether such Trade Rights are owned or licensed by the Sellers. To the knowledge of the Sellers, the Sellers have not interfered with, infringed upon, misappropriated, or violated any Trade Rights of any third party in the operation of the Business. Except as set forth on SCHEDULE 3.1(k), the Sellers, or either one of them, in connection with the Business, have not received within the past three years any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation, or asserting the invalidity, unenforceability or misuse of any of the Sellers' Trade Rights, and no such charge, complaint, claim, demand or notice is currently outstanding or is threatened (in a reasonably serious manner or in writing), nor to the knowledge of the Sellers has any third party interfered with, infringed upon, misappropriated, or violated any material Trade Rights of the Sellers with respect to the Business.

          (l)  GOVERNMENT LICENSES, PERMITS AND RELATED APPROVALS.
     SCHEDULE 3.1(L) sets forth a complete list of all of the Sellers' material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities relating primarily to the Business. Except as described on SCHEDULE 3.1(l), each of the Sellers has all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of the Business as presently conducted by it.

          (m) CONDUCT OF BUSINESS IN COMPLIANCE WITH REGULATORY REQUIREMENTS. Except as described on SCHEDULE 3.1(m), the Sellers have conducted the Business and operated the Facilities so as to comply with all applicable laws, ordinances and regulations, including, without limitation, all applicable laws, ordinances and regulations pertaining to human health or safety.

          (n)  EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

               (i)  SCHEDULE 3.1(n) hereto identifies:

                    (A) Each "EMPLOYEE BENEFIT PLAN", as such term is defined in Section 3(3) of ERISA, that is covered by ERISA and that is maintained or otherwise contributed to by the Sellers for the benefit of the current or former employees of either of the Sellers in the Business (such employees, who include without limitation those persons listed on
               SCHEDULE 3.1(n), "DIVISION EMPLOYEES"). The Sellers have delivered or made available to Buyer copies or descriptions of such plans (each, a "BENEFIT PLAN" and, collectively, the "BENEFIT PLANS"), together with the most recent determination letter issued by the Internal Revenue Service (where applicable).

                    (B) Each plan or arrangement not subject to ERISA maintained or otherwise contributed to by the Sellers for the benefit of Division Employees and providing for deferred compensation (including foreign deferred compensation arrangements), bonuses, severance, stock options, employee insurance coverage or any similar compensation or welfare benefit arrangement (a "BENEFIT ARRANGEMENT" and collectively, the "BENEFIT ARRANGEMENTS"), copies or descriptions of which have been delivered or made available to Buyer or shall be furnished upon request.

               (ii) Subject to the exceptions set forth on SCHEDULE 3.1(n), each Benefit Plan and Benefit Arrangement has been maintained and administered at all times in compliance with its terms and all applicable laws, rules and regulations, including but not limited to ERISA and the Code, applicable to such Benefit Plan or Benefit Arrangement.

               (iii) No "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 of ERISA or Section 4971 of the Code) has heretofore occurred with respect to any Benefit Plan.

               (iv) The Sellers are not a participating or contributing employer in any multiemployer benefit plan (as defined in Section 3(37) of ERISA) with respect to the Division Employees nor have the Sellers incurred any withdrawal liability with respect to any multiemployer plan.

               (v) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received from the Internal Revenue Service ("IRS") a favorable determination letter within the last two years. The Sellers have not incurred, and have no reason to expect that they will incur, any Liability to the Pension Benefit Guaranty Corporation ("PBGC") (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any employee pension benefit plan that the Sellers or any member of their Controlled Group (within the meaning of Code Section 414(b) and (c)) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

          (o)  ENVIRONMENTAL MATTERS.  Except as set forth on
     SCHEDULE 3.1(o):

               (i) Each of the Division, the Assets and the Facilities have complied (except instances of past noncompliance that have been fully corrected, where all fines and penalties have been paid and where all related government and third party actions have been resolved) and comply with all applicable federal, state or local statutes, regulations, ordinances, codes or decrees regarding protection of the environment (including, without limitation, those protecting the quality of the ambient air, soil, surface water or groundwater or otherwise regulating Environmental Actions) in effect as of or, to the extent applicable, at any time prior to the Closing Date (collectively, the "ENVIRONMENTAL LAWS") and all permits, licenses, registrations and other authorizations required under applicable Environmental Laws to own or operate the Facilities and the Assets as they are currently operated;

               (ii) No Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of at or from the Facilities by any person in a manner that violated any applicable Environmental Law (except instances of past violations that have been fully corrected, where all fines and penalties have been paid and where all related government and third party actions have been resolved), or has given or would give rise to Liabilities pursuant to any Environmental Law or common law;

               (iii) The Sellers have not received written notice from any person, entity or governmental authority that the Facilities are in violation or allegedly in violation of, do not comply or allegedly do not comply with any applicable Environmental Law, or are subject to liability or alleged liability under any applicable Environmental Law or common law (except for notices where the subject matter of such notices has been fully corrected, where all fines, penalties, damages and remedial costs have been paid and where all related government and third party actions have been resolved); and

               (iv) The off-site waste disposal sites identified on
          SCHEDULE 3.1(o) constitute all of the off-site waste disposal sites relating primarily to the Business that have been identified to the Sellers as off-site waste disposal sites requiring remediation under one or more Environmental Laws.

          (p) CERTAIN FEES. Neither the Sellers, the Division Affiliates nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except for those brokers whose fees will be paid by the Sellers.

          (q)  TAX MATTERS.

               (i) Each Seller has timely filed (taking into account any extensions granted) all Tax Returns (as defined in CLAUSE (IV) of this SECTION 3.1(q)) required to be filed by it with respect to Taxes arising out of the Business, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and such Tax Returns are true and accurate in all respects. All Taxes arising out of the Business that are due and payable by the Sellers have been paid.

               (ii) Except as set forth in SCHEDULE 3.1(q) attached hereto:

                    (A) no deficiency or proposed adjustment which has not be settled or otherwise resolved for any amount of Tax arising out of the Business has been proposed, asserted or assessed by any taxing authority against either Seller and there is no action, suit, taxing authority proceeding or audit now in progress, pending, or to the Sellers' knowledge, threatened against or with respect to the Sellers;

                    (B) each Seller has withheld and paid all Taxes arising out of the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

                    (C) no claim has ever been made by a taxing authority in a jurisdiction where the Sellers do not file Tax Returns that the Sellers are or may be subject to Taxes assessed by such jurisdiction; and

                    (D) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets.

               (iii) each Seller shall furnish to Buyer prior to the Closing a certification pursuant to Treasury Regulation Section 1.1445-2(b)(2) that such Seller is not a foreign person.

               (iv) As used herein, the term "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          (r)  ABSENCE OF CHANGES OR EVENTS.  Except as set forth on
     SCHEDULE 3.1(r) or the other Schedules hereto, and except as to matters relating to Metalsa, since December 31, 1996, neither of the Sellers has

               (i) suffered a change having a Material Adverse Effect (as defined below) other than (A) changes resulting from developments or occurrences relating to or affecting United States or foreign economies in general or the industry of the Division in general and not specifically relating to the Division ("GENERAL CHANGES") and (B) changes that are the result of actions taken by Buyer prior to the Closing Date or as contemplated herein that have an effect on the Division ("TRANSACTION CHANGES"), which shall include without limitation any disruptions to the Business as a result of the execution of this Agreement, the announcement by Buyer of its intention to purchase the Division or the announcement by the Company of its intention to sell the Division, and the consummation of the transactions contemplated hereby, and Buyer agrees that any General Changes or Transaction Changes do not and shall not constitute a breach of this
          SECTION 3.1(r). As used in this Agreement, the phrase "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the results of operations or financial condition of the Division and the Division Affiliates taken as a whole;

               (ii) sold, leased, assigned or transferred any material portion of its tangible assets or Trade Rights used in the Business, except in the ordinary course of business;

               (iii) entered into, amended or terminated any Contract or any other transaction in connection with the Business involving in excess of $1,000,000, other than in the ordinary course of business and on a basis consistent with past practice; or

               (iv) in connection with the Business, made or granted any bonus or any wage, salary or compensation increase in excess of $50,000 per year to any employee, sales representative or consultant or made or granted any increase in benefits under any Benefit Plan or Benefit Arrangement, or amended or terminated any existing Benefit Plan or Benefit Arrangement or adopted any new Benefit Plan or Benefit Arrangement, in each case other than on a basis consistent with past practice.

               AFFILIATES.

               (i) The Division Affiliates and Metalsa constitute the only business organizations operating within the Division in which the Sellers own any equity interest.

               (ii) The authorized and outstanding equity interests in Brazil Sub consist of 25,000 quotas, all of which are owned by the Company and a subsidiary of the Company. Except as set forth on SCHEDULE 3.1(s), Brazil Sub has no outstanding stock or securities convertible or exchangeable for any of its equity interests, and Brazil Sub does not have outstanding any rights or options to subscribe for or to purchase its equity interests or any securities convertible into or exchangeable for its equity interests. Except as set forth on SCHEDULE 3.1(s), Brazil Sub is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests or any warrants, options or other rights to acquire its equity interests. All of the outstanding shares of Brazil Sub's capital stock are validly issued, fully paid and nonassessable. After giving effect to the transactions contemplated herein, Buyer will own 100% of the issued and outstanding equity interests of Brazil Sub.

               (iii) SCHEDULE 3.1(s) identifies any agreement to which the Sellers are a party, of which the Sellers have knowledge or which the Sellers' appointees to the board of directors of China
          JV have voted to approve relating to (A) the authorized and outstanding equity interests in China JV; (B) any outstanding equity interests of China JV or securities convertible or exchangeable for any of its equity interests; (C) any rights or options to subscribe for or to purchase its equity interests or any securities convertible into or exchangeable for its equity interests; (D) any obligation (contingent or otherwise) to which China JV is subject to repurchase or otherwise acquire or retire any of its equity interests or any warrants, options or other rights to acquire its equity interests; or (E) the assessability of the Sellers' equity interests in China JV. To the knowledge of the Sellers, subject to the rights of the other equity interest holders of China JV as set forth in, and compliance with the other terms and restrictions of, the agreements relating to China JV identified on
          SCHEDULE 3.1(s), after giving effect to the transactions contemplated herein, Buyer will own 60% of the issued and outstanding equity interests of China JV.

               (iv) Except as set forth on SCHEDULE 3.1(s), there are no contractual stockholders preemptive rights or rights of refusal with respect to the sale of Brazil Sub's equity interest hereunder or, to the knowledge of the Sellers, to the sale of China JV's equity interest hereunder and there are no agreements among the Sellers and the Division Affiliates' other equity interests holders with respect to the voting or transfer of the Division Affiliates' equity interests or with respect to any other aspect of the Division Affiliates' corporate affairs.

          (t)  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
     SCHEDULE 3.1(t), the Sellers have no Liabilities (including without limitation Labor Liabilities) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) Liabilities under Contracts disclosed on
     SCHEDULE 3.1(g), under Contracts that are not required to be disclosed on SCHEDULE 3.1(g) (but not Liabilities for breaches thereof) or under Contracts entered into after the date of this Agreement in accordance with the terms and conditions of this Agreement, (ii) Liabilities reflected on the December 31, 1996 balance sheet of the Division or on the Adjusted Closing Statement, and (iii) Liabilities disclosed in this Agreement or as set forth in any other Schedule to this Agreement.

          (u) PRODUCT WARRANTIES. Except as set forth on SCHEDULE 3.1(u), no product processed, manufactured, sold or delivered by the Sellers is subject to any guaranty, warranty or indemnity beyond the applicable standard terms of sale or lease, other than statutory warranties.

          (v)  PRODUCT LIABILITY; RECALLS.  Except as set forth in
     SCHEDULE 3.1(v), there is no Liability relating to or resulting from any product installed, sold, leased or licensed, or any service rendered, prior to the Closing Date (including any Liabilities of the Sellers for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise, or for returns of Division products sold prior to the Closing Date). Since January 1, 1994, there have been no product recalls or requests therefor by any governmental entities or customers.

          (w) INVENTORY. The inventories of the Sellers reflected on the Recent Balance Sheet and to be reflected on the Adjusted Closing Statement are reflected at the lower of cost or market in accordance with GAAP and will be realizable in the ordinary course of business.

          (x) NOTES AND ACCOUNTS RECEIVABLE. The Receivables reflected on the Preliminary Statement were (except to the extent Receivables reflected on the Preliminary Statement were subject to the Receivables Purchase Facility to the Company from Norwest Bank Minnesota, National Association), and Receivables reflected on the Adjusted Closing Statement will be, valid receivables subject to no setoffs or counterclaims.

          (y) CLOSING DATE. All of the representations and warranties contained in this SECTION 3.1 will be true and correct on the Closing Date except for representations and warranties that speak as of a specific date or time and except to the extent that the Sellers have advised Buyer otherwise in writing prior to the Closing.

          3.2. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENTS. Buyer and Parents, jointly and severally, represent and warrant to the Sellers as follows:

          (a) DUE ORGANIZATION AND POWER. Buyer and Parents are corporations duly organized and validly existing under the laws of their respective jurisdictions of incorporation. Buyer and Parents each have each all requisite power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform their respective obligations hereunder and thereunder. Buyer and Parents are each duly authorized, qualified or licensed to do business as a foreign corporation, and are each validly existing, in each of the jurisdictions in which their respective rights, titles or interests in or to any asset, or the conduct of their respective businesses, require such authorization, qualification or licensing. Tower owns all of the issued and outstanding capital stock of RJT and has no other subsidiaries (other than Tower Automotive Export, Inc.), and RJT owns all of the issued and outstanding capital stock of Buyer.

          (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Buyer and Parents of this Agreement and any other agreements contemplated hereby and the consummation by Buyer and Parents of the transactions contemplated hereby and thereby have been duly authorized by their respective boards of directors. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Buyer and Parents of this Agreement and any other agreement contemplated hereby and the consummation by Buyer and Parents of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby have been, or will be at or prior to Closing, duly executed and delivered by each of

     Buyer and Parents, and each constitutes, or will when so executed and delivered constitute, a valid and legally binding obligation of each of Buyer and Parents, enforceable against each of them in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) NO GOVERNMENTAL APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH BUYER OR PARENTS ARE A PARTY. Except as described in SCHEDULE 3.2(C) and except for the requirement that the applicable waiting periods expire pursuant to the HSR Act, the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Buyer and Parents and the consummation by each of them of the transactions contemplated hereby and thereby (including without limitation consummation of the Financing (as defined in SECTION 3.2(E)) (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Buyer or Parents, or any one of them, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer or Parents, or any one of them, under, the charter or by-laws of either Buyer or Parents, or any one of them, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer or Parents, or any one of them, is a party or by which Buyer or Parents, or any one of them, or any of their assets or properties is bound.

          (d) CERTAIN FEES. Neither Buyer or Parents, nor any of their officers, directors or employees, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except for those brokers whose fees will be paid by Buyer or Parents.

          (e) FINANCIAL CAPACITY. Buyer has commitments from financial institutions pursuant to the Bank of America commitment letter dated January 24, 1997 delivered to the Company, to enable it to consummate the transactions contemplated by this Agreement (the "FINANCING").

          (f) FACILITIES CLOSINGS AND MASS LAYOFFS. Buyer does not currently plan or contemplate any plant closings, reductions in force or terminations of employees that, in the aggregate, would constitute a plant closing, mass layoff of Division Employees or similar event under the Warn Act or any similar foreign, federal, state or local statute or ordinance during any period as to which either of the

     Sellers may have a notice obligation and/or potential Liability in connection therewith under applicable law.

          (g) ACQUISITION OF EQUITY SECURITIES OF DIVISION AFFILIATES FOR INVESTMENT. The equity securities of the Division Affiliates to be purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the equity securities so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any comparable state law. Buyer acknowledges that it has received all information it has requested from the Company regarding its decision as to whether to purchase the equity securities of each of the Division Affiliates.

          (h)  FINANCIAL INFORMATION.

               (i) 1996 FINANCIALS. Set forth on SCHEDULE 3.2(H) are the consolidated balance sheets of Buyer and Parents as of December 31, 1996 and the consolidated statements of income and expense for Buyer and Parents for the year then ended (collectively, the "1996 FINANCIALS"). The 1996 Financials have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) and fairly present in all material respects the financial position of Buyer and Parents as of such date and the results of their operations for the year then ended subject to potential audit adjustments that will not be material.

               (ii) MATERIAL ADVERSE CHANGE. Since December 31, 1996, there has been no material adverse change in the financial position or results of Buyer or Parents from that reflected in the 1996 Financials.

               (iii) SOLVENCY OF BUYER AND PARENTS. Upon consummation of the transactions provided for in this Agreement, each of Buyer and Parents will be solvent and will have adequate working capital to pay, discharge or perform all of their Liabilities, including without limitation the Assumed Liabilities, as such become due and payable.

               (iv) CAPITALIZATION OF BUYER AND PARENTS. SCHEDULE 3.2(H) sets forth the current consolidated capitalization of Buyer and Parents and the anticipated consolidated capitalization of Buyer and Parents immediately following the Closing.

               (v) PROJECTIONS. Set forth on SCHEDULE 3.2(H) are Buyer's and Parents' reasonable good faith projections of the consolidated balance sheets of Buyer and Parents as of December 31, 1997 and 1998 and the consolidated statements of income and expense for Buyer and Parents for


                                       -29
          the years then ending, in each case assuming consummation of the transactions contemplated hereby. The Sellers acknowledge that there are uncertainties inherent in Buyer's and Parents' attempting to make such projections and that the actual results may differ from the projected results in a material manner.

          (i) CLOSING DATE. All of the representation and warranties contained in this Section 3.2 will be true and correct on the Closing Date except for representations and warranties that speak as of a specific date or time and except to the extent that Buyer has advised the Sellers otherwise in writing prior to the Closing.

          3.3. EXPIRATION OF REPRESENTATIONS AND WARRANTIES. None of the respective representations and warranties of the Sellers, Buyer and Parents contained herein or in any certificate or other document delivered prior to or on the Closing Date shall survive the Closing, except that (a) the representations and warranties as to the matters set forth in SECTION 3.1 that the Sellers make on the date hereof and at the Closing, by delivering the certificate described in SECTION 5.1(a) (the "SURVIVING REPRESENTATIONS"), shall survive the Closing for a period lasting until (i) with respect to claims made under matters set forth in SECTIONS 3.1(b) (Authorization) and 3.1(q) (Taxes) (or under SECTION 3.1(y) in respect of such matters), the expiration of the applicable statute of limitations, (ii) with respect to claims made under matters set forth in SECTIONS 3.1 (f)(i) (Title to Properties) (or under SECTION 3.1(y) in respect of such matters), the second anniversary of the Closing, (iii) with respect to claims made under matters set forth in SECTION 3.1(O) (Environmental) (or under SECTION 3.1(y) in respect of such matters), the third anniversary of the Closing, (iv) with respect to claims in respect of the Sellers' compliance with their respective obligations and covenants to be performed or complied with prior to the Closing under SECTION 4.2, the six month anniversary of the Closing, and (v) with respect to claims arising under matters otherwise set forth in SECTION 3.1 (or under SECTION 3.1(y) in respect of such matters), the fifteen month anniversary of the Closing and (b) the representations and warranties as to the matters set forth in SECTION 3.2 that Buyer and Parents make on the date hereof and at the Closing, by delivering the certificate described in SECTION 5.2(a), shall survive the Closing until the fifteen month anniversary of the Closing.

          3.4. NO OTHER REPRESENTATIONS OR WARRANTIES; MEMORANDUM; PROJECTIONS. Except for the representations and warranties contained in SECTION 3.1, Buyer and Parents acknowledge that neither the Sellers nor any other person or entity, acting on behalf of the Sellers, makes or has made any other express or implied representation or warranty to Buyer or Parents as to the accuracy or completeness of any information regarding the Business or any other matter. Buyer and Parents further agree that neither the Sellers nor any other person or entity will have or be subject to any liability to Buyer or Parents, or any one of them, or any other person resulting from the distribution to Buyer or Parents, or Buyer's or Parents' use, of any such information, including the Memorandum prepared by Merrill Lynch, Pierce, Fenner & Smith Incorporated in October 1996 and any information, document or material made available to Buyer or Parents, or any one of them, in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement except to the extent any such information is incorporated into this Agreement or the Schedules hereto.

          Without limitation, in connection with Buyer's or Parents' investigation of the Business, the Division or the Assets, Buyer and Parents have received from or on behalf of the Sellers certain projections, including, without limitation, projected statements of operating revenues and income from operations of the Business for the fiscal year ending on December 31, 1996 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer and Parents acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and Parents are familiar with such uncertainties, that Buyer or Parents are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer and Parents shall have no claim against the Sellers or any other person acting on behalf of the Sellers with respect thereto. Accordingly, the Sellers make no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

     4.   TRANSACTIONS PRIOR TO CLOSING

          4.1. ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS; CONFIDENTIALITY. Except (a) for information which, if provided, would adversely affect the ability of the Sellers or any of their affiliates to assert attorney-client or attorney work product privilege or other similar privilege and (b) as prohibited by applicable law, the Sellers agree that, during the period commencing on the date hereof and ending on the Closing Date, (i) they will give or cause to be given to Buyer and its representatives (including its Financing sources and their representatives) such access, during normal business hours, to the Facilities, properties, books and records of the Sellers relating to the Assets or the Business as Buyer may from time to time reasonably request, (ii) they will furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to the Business and the properties of the Division, including access to the work papers of the Company's independent auditors (with the consent of such auditors, which the Company shall use its reasonable best efforts to obtain), as Buyer may from time to time reasonably request, and (iii) Buyer and its representatives shall be entitled, upon reasonable advance notice to and with the consent of the Company (which shall not be unreasonably withheld), to such access to the representatives, customers, suppliers, union officials, officers and employees of the Sellers involved in the Business as Buyer may reasonably request. In connection with the foregoing, Buyer may complete "Phase I" environmental assessments of the Facilities of customary scope and conduct such other environmental assessments and investigations as to which Buyer and the Company agree in writing. Buyer and Parents will continue to comply with the terms of that certain access agreement entered into between Tower and the Company dated January 10, 1997 (the "ACCESS AGREEMENT").

          4.2. CONDUCT OF THE BUSINESS PENDING THE CLOSING DATE. The Sellers agree that, except as required or contemplated by this Agreement and except for any actions taken by the Sellers of the type set forth in EXHIBIT 4.2, or otherwise consented to by Buyer, during the period commencing on the date hereof and ending on the Closing Date, they will:

          (a) operate the Business only in the usual, regular and ordinary manner, on a basis consistent with past practice and, to the extent consistent with such operation, use commercially reasonable efforts, consistent with past practice, to preserve the Division's present business organization intact, keep available the services of the Division Employees and preserve its present relationships with persons having business dealings with the Division;

          (b) not dispose of any of the fixed Assets that are material to the Business, except in the ordinary course of the Business consistent with past practices;

          (c) not (i) permit or allow any of the Assets to become subject to any Encumbrances except Permitted Encumbrances, (ii) grant any increase in the compensation of Division Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except for reasonable increases in the ordinary course of the Business and consistent with past practice or as a result of contractual arrangements or sales compensation plans existing on the date hereof or (iii) enter into any Contracts giving rise to specific obligations with respect to the Division in excess of $1,000,000, except Contracts to purchase Materials or other Inventory and other trade obligations in the ordinary course of the Business and Contracts entered into in connection with quotes or proposals that either of the Sellers has delivered to customers prior to the date of this Agreement;

          (d) do the following in respect of the Division, in each case in a manner consistent with past practice: keep in full force and effect all Trade Rights; maintain the Assets in normal repair, order and condition consistent with current needs; replace in accordance with past practices inoperable, worn out or obsolete assets; in the event of a casualty, loss or damage to any material Assets prior to the Closing Date, either repair or replace such damaged property or use the proceeds of any insurance (other than business interruption coverage, which shall be subject to SECTION 8.6) in such other manner as mutually agreed upon by Buyer and the Sellers; and comply with all material legal requirements and contractual obligations applicable to the operation of the Business; and

          (e) not, and shall cause their affiliates not to, take any material action that would require disclosure under SECTION 3.1(R) of this Agreement if such action had occurred immediately prior to the signing of this Agreement.

          4.3. FURTHER ACTIONS. Subject to the terms and conditions hereof, the Sellers and Buyer shall use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications, orders, non-disturbance agreements in reasonable form, landlord estoppel letters in reasonable form and releases of liens set forth on item 2.d. of SCHEDULE 3.1(F) of governmental authorities and parties to Contracts with the Sellers that are necessary for the consummation of the transactions contemplated hereby,
(ii) to effect all necessary registrations and filings (including but not limited to the filings contemplated by SECTION 4.4); PROVIDED, HOWEVER, that such assistance shall not include any requirement of the Sellers to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party, except as provided in SECTION 9.2, (iii) to complete the actions contemplated by SECTION 8.11(A), SECTION 8.11(D) and
SECTION 8.14 to the extent practicable prior to the Closing and (iv) to cause the conditions to Buyer's and the Sellers' obligations to close to be satisfied. Without limiting the generality of the foregoing or the provisions of this
SECTION 4.3, for purposes of this SECTION 4.3, the "REASONABLE BEST EFFORTS" of the Sellers shall include without limitation an obligation of the Sellers to cause the Sellers' appointees to the board of directors of China JV to approve the transfer of the Sellers' equity interest in China JV to Buyer in accordance with this Agreement.

          4.4. HSR ACT COMPLIANCE. Buyer and the Company shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby and Buyer and the Company shall bear the costs and expenses of their respective filings; PROVIDED THAT Buyer shall pay the filing fee in connection therewith. Buyer and the Company shall use their respective reasonable best efforts to make such filings promptly (and in any event within five (5) business days) following the date hereof, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Buyer and the Company shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission or the United States Department of Justice, and each of Buyer and the Company shall have the right to have a representative present at any such meeting.

          4.5. NOTIFICATION. The Sellers shall promptly (after the Sellers have notice thereof) notify Buyer and Buyer and Parents shall promptly (after they have notice thereof) notify the Sellers and keep such other party advised as to
(i) any litigation or administrative proceeding pending and known to such party or, to its actual knowledge, threatened against such party that challenges the transactions contemplated hereby; (ii) any material damage or destruction of any of the Assets; (iii) any material adverse change in the results of operations or financial condition of the Division or Buyer, as the case may be; (iv) as to the notification obligation of the Sellers, any circumstance as a result of which any of their representations and warranties contained in SECTION 3.1 are not true and correct in all material respects to the knowledge of such parties or any material breach of any of their respective covenants hereunder; or (v) as to the notification obligation of Buyer and Parents, any circumstance as a result of which any of their representations and warranties contained in SECTION 3.2 are not true and correct in all material respects to the knowledge of such parties or any material breach of any of their respective covenants hereunder.

          4.6. REAL ESTATE COVENANTS.

          (a) TITLE INSURANCE. Buyer shall obtain, and the Sellers shall provide reasonable assistance necessary for Buyer to obtain, in preparation for Closing, a commitment for an ALTA Owners or Leasehold Title Insurance, Form B-1970 and endorsements, for each of the Owned Real Properties and Leased Real Property (the "TITLE COMMITMENTS") insuring Buyer's interest in such parcel as of Closing, subject only to Permitted Encumbrances, and final title policies issued in accordance with the Title Commitments.

          (b) SURVEYS. Buyer shall obtain, and the Sellers shall provide reasonable assistance necessary for Buyer to obtain, in preparation for the Closing, current 1992 ALTA/ACSM Land Title Surveys (including Table A items, except Item 5 thereof regarding contours and elevations) (the "SURVEYS") of each of the Owned Real Properties and Leased Real Properties.

          (c) BOWLING GREEN. Prior to the Closing, the Company shall obtain good and marketable title to the real property, fixtures and improvements located at 311 Vanderbilt Drive, Bowling Green, Kentucky 42104, free and clear of all Encumbrances other than Permitted Encumbrances.

          4.7. EXCLUSIVITY. Until this Agreement has been terminated in accordance with its terms, but not beyond the Effective Time, the Sellers will not, and will cause their respective officers, directors and agents to not, discuss a possible sale or other disposition of (a) all or any part of the Assets other than inventory, immaterial assets in the ordinary course of business and the Company's equity interest in China JV (only to the extent necessary to comply with the right of first refusal requirement (or similar requirement) set forth in the relevant joint venture agreement) or (b) the Company's equity interest in Metalsa other than in connection with the possible sale or other disposition of such interest to other investors in Metalsa, in each case whether indirectly or directly, or by merger, sale of stock, reorganization, recapitalization or otherwise, with any party other than Buyer (an "ACQUISITION PROPOSAL") or provide any information to any other party regarding the Division (other than information which is traditionally provided in the regular course of its business operations to third parties where the Sellers and their officers, directors and agents have no reason to believe that such information may be utilized to evaluate a possible acquisition of the Division and other than information relating to Metalsa). The Sellers and their officers and directors (i) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal and (ii) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal.

               FINANCING.

          (a) Buyer and Parents will use their reasonable best efforts to consummate the Financing. If any portion of the Financing becomes unavailable, regardless of fault, then Buyer and Parents will use their reasonable best efforts to obtain from other sources the financing necessary for the consummation of the transactions contemplated hereby. Consistent with the foregoing, neither Buyer nor Parents will take any action or omit to take any action that may impair their ability, or the lenders' willingness, to consummate the Financing. Buyer will keep the Company reasonably informed as to the status of the Financing and will notify the Company promptly of any material developments with respect to the Financing.

          (b) As a condition and inducement to the Seller's willingness to enter into and perform this Agreement and to give Buyer and Parents the rights associated with the condition to the Closing set forth in
     SECTION 5.1(d), in the event that the Trigger Event (as hereinafter defined) has occurred, then Buyer and Parents shall pay to the Company a fee of $15,000,000. Such fee shall be payable in immediately available funds within two days following the occurrence of the Trigger Event. As used herein, the "TRIGGER EVENT" shall mean that
     (i) Buyer has relied on the failure of the condition to the Closing set forth in SECTION 5.1(d) to be satisfied or waived as a basis for not consummating the Closing and (ii) this Agreement has been terminated pursuant to SECTION 7.1 for any reason other than a willful and material breach of this Agreement by the Sellers.

          4.9. EXPIRATION OF COVENANTS TO BE PERFORMED BEFORE CLOSING. None of the obligations to perform the respective covenants of the Sellers and Buyer contained in this SECTION 4 shall survive the Closing, claims with respect to breaches of such covenants must be made prior to the six month anniversary of the Closing and claims with respect to breaches of the covenants of the Sellers in SECTION 4.2 may be made solely on the basis of the representations and warranties of the Sellers as to compliance with such covenants that the Sellers make by delivering the certificate contemplated by SECTION 5.1(a).

     5.   CONDITIONS PRECEDENT.

          5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

          (a) NO MATERIAL ADVERSE CHANGE. The representations and warranties of the Sellers made in SECTION 3.1 shall be true and correct in all material respects on and as of the Closing Date in respect of the period between the date hereof and the Closing Date, as though made on and as of the Closing Date, except (i) to the extent of General Changes, Transaction Changes or changes or developments contemplated by the terms of this Agreement, including those arising in the ordinary course of the Business to the extent the Business is conducted in accordance with SECTION 4.2, (ii) for exceptions thereto that, in the aggregate, would not have a Material Adverse Effect,
     (iii) for exceptions thereto that have been cured (including without limitation through the granting of a post-Closing indemnity for any Losses (as defined in SECTION 9.3(a)(i)) related thereto) and (iv) for representations and warranties that speak as of a specific date or time, and the Sellers shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by the Sellers by the time of the Closing; and the Company shall have delivered to Buyer a certificate dated the Closing Date and signed by an officer of the Company in the officer's capacity as such confirming the foregoing to the best of such officer's knowledge.

          (b) NO INJUNCTION, ETC. No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental authority or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

          (c) HSR WAITING PERIOD. All applicable waiting periods under the HSR Act shall have expired.

          (d) RECEIPT OF PROCEEDS. Buyer shall have received proceeds of the Financing pursuant to the Bank of America commitment letter previously delivered to the Sellers dated January 24, 1997 or from other sources.

          5.2. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS. The obligations of the Sellers under this Agreement are subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Parents made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes or developments contemplated by the terms of the Agreement, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer and Parents shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer and/or

     Parents by the time of the Closing; and Buyer and Parents shall have delivered to the Company a certificate dated the Closing Date and signed by an officer of Buyer and Parents confirming the foregoing to the best of such officer's knowledge.

          (b) NO INJUNCTION, ETC. No preliminary or permanent injunction or other order issued by any court of competent jurisdiction or governmental authority or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

          (c) HSR WAITING PERIOD. All applicable waiting periods under the HSR Act shall have expired.

          (d) ASSUMPTION OF LIABILITIES. Buyer and Parents shall have executed and delivered to the Sellers such document or documents as reasonably requested by the Company or the Company's counsel to evidence assumption by Buyer and Parents of the Assumed Liabilities.

     6.   EMPLOYEE RELATIONS AND BENEFITS.

          6.1. UNION REPRESENTED EMPLOYEES.

          (a) ASSUMPTION OF COLLECTIVE BARGAINING AGREEMENTS. At the Closing, the Sellers shall assign to Buyer and, except as otherwise provided herein, Buyer shall offer to assume the Collective Bargaining Agreements set forth on SCHEDULE 3.1(g)(ii) that cover Division Employees who are or were represented by a collective bargaining agent (the "UNION REPRESENTED EMPLOYEES"). Buyer shall inform each union representing Division Employees that it is willing to assume their respective Collective Bargaining Agreement.

          (b) EMPLOYMENT OF UNION REPRESENTED EMPLOYEES. All of the Union Represented Employees who are in active employment status on the day immediately prior to the Closing Date ("ACTIVE UNION REPRESENTED EMPLOYEES") shall cease their employment status with the Sellers at the Effective Time and simultaneously therewith shall be offered employment by Buyer under the terms and conditions of the respective Collective Bargaining Agreements and under terms that recognize prior employment with the Sellers (or their predecessors) for purposes of all Benefit Plans, Benefit Arrangements or other seniority based programs or benefits. For purposes of this SECTION 6.1, the term
     "ACTIVE EMPLOYMENT STATUS" includes any individual not actively at work due to illness, short-term disability or sick leave, authorized leave of absence, layoff for lack of work or service in the Armed
     Forces of the United States, but does not include any individual not actively at work due to retirement, resignation, permanent dismissal or long-term disability. In addition, any Union Represented Employee who is not an Active Union Represented Employee in accordance with the foregoing provisions of this SECTION 6.1(b) ("NON-ACTIVE UNION REPRESENTED EMPLOYEES") but who has a right to return to employment with Buyer under the Collective Bargaining Agreement applicable to such employee or pursuant to any applicable law shall be extended an employment offer by Buyer at the time each such employee is eligible to return to work, if at all, under the Collective Bargaining Agreement applicable to such employee or pursuant to any applicable law, and if employed, shall become an Active Union Represented Employee at that time.

          (c)  DEFINED BENEFIT PENSION PLANS.

               (i) The Sellers shall retain all of the assets of the A.O. Smith Retirement Plan ("RETIREMENT PLAN") and the liabilities for
          (A) all benefits payable under the Retirement Plan with respect to Non-Active Union Represented Employees who retired or otherwise terminated employment on or prior to the Closing Date,
          (B) the "basic retirement benefit" accrued by Active Union Represented Employees through the Closing Date, and (C) to the extent provided under SECTION 6.1(c)(iii), (iv) and (v), the subsidized value of early retirement benefits, early retirement supplements, retiree benefit increases and pension enhancements related to Medicare eligibility for Active Union Represented Employees. For purposes of this SECTION 6.1, the term "basic retirement benefit" means the monthly normal retirement age benefit accrued under the Retirement Plan on the Closing Date based upon the employee's credited service under the Retirement Plan through the Closing Date, exclusive of the subsidized value of any early retirement benefit, early retirement supplements, pension enhancements related to Medicare eligibility, retiree benefit increases, or any other benefit, supplement or subsidy under the Retirement Plan that the employee would have earned in addition thereto had he continued employment with the Sellers.

               (ii) As of the Effective Time, Buyer shall establish for Active Union Represented Employees a pension plan or plans intended to qualify under Section 401(a) of the Code and that are identical to the Retirement Plan as in effect for Union Represented Employees ("BUYER PENSION PLAN"). For purposes of eligibility, vesting and benefit accrual, Buyer Pension Plan shall credit each Active Union Represented Employee with service for periods prior to the Effective Time equal to the service credited to such employee under the Retirement Plan; provided, however, that Buyer Pension Plan may offset benefits provided under the Retirement Plan in order to avoid duplication of benefits on account of periods of service recognized under both the Retirement Plan and Buyer Pension Plan. To the extent not provided by the Retirement Plan in accordance with SECTION 6.1(c)(iii), (iv) and (v), Buyer Pension Plan shall be responsible for the subsidized value of early retirement benefits, early retirement supplements, pension enhancements related to Medicare eligibility and retiree benefit increases provided to Active Union Represented Employees. Further, Buyer Pension Plan shall be solely responsible for providing disability benefits for Active Union Represented Employees who become disabled on or after the Closing Date other than for any participant who is in the disability waiting period as of the Effective Time, for whom the Retirement Plan shall be solely responsible.

               (iii) As of the Effective Time, the Sellers shall amend the Retirement Plan in the following respects:

                    (A) An Active Union Represented Employee shall be entitled to commence his benefit under the Retirement Plan only if the employee, in addition to satisfying the otherwise applicable requirements for commencement of his benefit, has retired or terminated from employment with Buyer;

                    (B) For purposes of determining the employee's eligibility for early retirement benefits, early retirement supplements, retiree benefit increases and pension enhancements related to Medicare eligibility, but not for purposes of determining an employee's credited service under the Retirement Plan or for any other purpose, the Retirement Plan shall recognize an Active Union Represented Employee's employment with the Buyer as if such employment were rendered to the Sellers.

                    (C) In the case of an Active Union Represented Employee who is a participant in the Retirement Plan, who retires on or after the Closing Date with an entitlement to a normal or early retirement benefit under the terms of Buyer Pension Plan, and who either is eligible for a normal or early retirement benefit from the Retirement Plan or would have been eligible for a normal or early retirement benefit under the Retirement Plan had his employment with Buyer instead been rendered to the Sellers, then:

                         (I) The employee shall be eligible for retiree benefit increases in accordance with the terms of the Retirement Plan as in effect on the Closing Date based on the employee's credited service through the Closing Date. Buyer Pension Plan shall be responsible for all remaining retiree benefit increases.

                         (II) The employee shall be eligible for a pension
               enhancement related to Medicare eligibility in accordance with the terms of the Retirement Plan as in effect on the Closing Date that is prorated between the Retirement Plan and Buyer Pension Plan in accordance with SECTION 6.1(c)(iv).

                         (III) If the employee elects early retirement benefits, the Retirement Plan shall be responsible for the subsidized value of early retirement benefits payable from the Retirement Plan, and Buyer Pension Plan shall be responsible for the subsidized value of early retirement benefits payable from Buyer Pension Plan, and the early retirement supplement (if any) shall be prorated between the Retirement Plan and Buyer Pension Plan in accordance with
               SECTION 6.1(c)(v).

               (iv) The pension enhancement related to Medicare eligibility to be provided under the Retirement Plan shall be equal to the lesser of (A) the pension enhancement calculated under the terms of the Retirement Plan as in effect on the day prior to the Closing Date multiplied by a fraction, the numerator of which is the employee's years of credited service under the Retirement Plan through the Closing Date, and the denominator of which is the sum of the numerator and the employee's service with Buyer from the Closing Date through the employee's retirement or termination of employment from Buyer, or (B) the pension enhancement calculated under the terms of Buyer's Pension Plan as in effect on the employee's retirement or termination of employment from Buyer (prior to reduction for the portion of the enhancement to be paid from the Retirement Plan) multiplied by a fraction, the numerator of which is the employee's years of credited service under the Retirement Plan through the Closing Date, and the denominator of which is the sum of the numerator and the employee's service with Buyer from the Closing Date through the employee's retirement or termination of employment from Buyer. Buyer Pension Plan shall be responsible for any remaining pension enhancement related to Medicare eligibility.

               (v) The early retirement supplement to be provided under the Retirement Plan shall be equal to the lesser of (A) the early retirement supplement calculated under the terms of the Retirement Plan as in effect on the day prior to the Closing Date multiplied by a fraction, the numerator of which is the employee's years of credited service under the Retirement Plan through the Closing Date, and the denominator of which is the sum of the numerator and the employee's service with Buyer from the Closing Date through the employee's retirement or termination of employment from Buyer, or (B) the early retirement supplement calculated under the terms of Buyer's Pension Plan as in effect on the employee's retirement or termination of employment from Buyer (prior to reduction for the portion of the supplement to be paid from the Retirement Plan) multiplied by a fraction, the numerator of which is the employee's years of credited service under the Retirement Plan through the Closing Date, and the denominator of which is the sum of the numerator and the employee's service with Buyer from the Closing Date through the employee's retirement or termination of employment from Buyer. Buyer Pension Plan shall be responsible for any remaining early retirement supplement. Notwithstanding the foregoing, an early retirement supplement shall not be paid from the Retirement Plan, and Buyer's Pension Plan shall be solely responsible for any early retirement supplement payable with respect to an Active Union Represented Employee retiring on or after the Closing Date if such employee's involuntary retirement or termination of employment is the result of any event which requires notice to be given to such employee pursuant to WARN, including any reduction in force, mass layoff or plant closing; provided, that this exclusion shall not apply to any employee whose retirement or termination of employment occurs in the ordinary course of business, is connected with the transfer of the heavy truck business to the Roanoke facility, or where the employee has been offered a comparable position within the organization and has declined the offer.

               (vi) Buyer and the Sellers agree that the provisions of this
          Section 6.1(c) are intended to be consistent with applicable law, including, without limitation, the requirements of Section 414(l) of the Code. Accordingly, nothing in this Section 6.1(c) is intended to result in a transfer from the Retirement Plan to Buyer Pension Plan within the meaning of Section 414(l) of the Code.

          (d) DEFINED CONTRIBUTION RETIREMENT PLANS. At Closing, Buyer shall assume sponsorship of the A. O. Smith Employee 401(k) Savings Plan, A. O. Smith Employee Savings Plan and A. O. Smith Savings Investment Plan. In addition, Buyer shall establish or designate a defined contribution retirement plan that is substantially comparable to the portion of the A. O. Smith Corporation Savings and Security Plan covering Union Represented Employees ("BUYER SAVINGS PLAN"). On or before the last day of the remedial amendment period described in
     Section 401(b) of the Code and the regulations thereunder, Buyer shall file with the Internal Revenue Service an appropriate application for a determination letter holding that Buyer Savings Plan satisfies the applicable requirements for qualification and exemption under Sections 401(a) and 501(a) of the Code, and shall, no later than the last day of such remedial amendment period, take such corrective action as may be necessary in order to secure such determination letter. Upon evidence satisfactory to the Sellers relative to the establishment of Buyer Savings Plan and the filing of a determination letter application, the Sellers shall cause the trustee of the A. O. Smith Corporation Savings and Security Plan to transfer the account balances of Active Union Represented Employees to Buyer Savings Plan.

          (e) WELFARE BENEFIT PLANS AND ARRANGEMENTS. The Sellers (or the Sellers' third party administrator or insurer) shall process and pay all eligible claims for health, dental, prescription drug, life, and accidental death and dismemberment benefits on behalf of Union Represented Employees that are incurred prior to the Effective Time (including, without limitation, benefits for claims incurred prior to the Effective Time but for which the claim is received on or after the Effective Time). Buyer (or Buyer's third party administrator or insurer) shall process and pay all eligible claims for benefits on behalf of Union Represented Employees (including Union Represented Employees who retired or terminated employment prior to the Effective
     Time) that are incurred at or after the Effective Time. The Sellers shall use their reasonable best efforts (i) to assign or otherwise transfer to Buyer any group policy or Contract governing welfare benefits (including, but not limited to, those relating to health, dental, prescription drug, life, accidental death and dismemberment, and sickness and accident) for Union Represented Employees that is maintained on a stand-alone basis, and (ii) in the case of a group policy or Contract governing welfare benefits (including, but not limited to, those relating to health, dental, prescription drug, life, accidental death and dismemberment, and sickness and accident) for Union Represented Employees but maintained under a Contract or policy covering both Union Represented and Employees and other employees of the Sellers, to assign or otherwise transfer to Buyer the portion of the policy or Contract covering Union Represented Employees.

     6.2. HOURLY PAID NON-UNION REPRESENTED EMPLOYEES AND SALARIED EMPLOYEES.

          (a) EMPLOYMENT. All of the hourly paid Division Employees not represented by a collective bargaining agent and all of the Division Employees who are paid on a salaried or commission basis
     (collectively, "NON-REPRESENTED EMPLOYEES") who are in active employment status on the day immediately prior to the Closing Date ("ACTIVE NON-REPRESENTED EMPLOYEES") shall cease their employment status with the Sellers at the Effective Time and simultaneously therewith shall be offered employment by Buyer under terms that, except as provided in SECTION 6.2(c), recognize prior employment with the Sellers (or their predecessors) for purposes of all Benefit Plans, Benefit Arrangements or other seniority based programs or benefits.
     For purposes of this SECTION 6.2, the term "ACTIVE EMPLOYMENT STATUS" includes any individual not actively at work due to illness, short-term disability or sick leave, authorized leave of absence, layoff for lack of work, or service in the Armed Forces of the United States but does not include any individual not actively at work due to retirement, resignation, permanent dismissal or long-term disability.
     In addition, any Non-Represented Employee who is not an Active Non-Represented Employee in accordance with the foregoing provisions of this SECTION 6.2 ("NON-REPRESENTED NON-ACTIVE EMPLOYEES") but who has a right to return to employment under the applicable policies of the Sellers or pursuant to any applicable law shall be extended an employment offer by Buyer at the time each such employee is eligible to return to work or additional employment in the applicable job classification is deemed warranted by Buyer. If such Non-Represented Non-Active Employee is employed by Buyer pursuant to the preceding sentence, then such employee shall become an Active Non-Represented Employee as of the date the person returns to employment.

          (b) WAGE RATES. Buyer shall make each Active Non-Represented Employee an offer an employment at the same current base rate of pay or salary, as applicable, that was in effect for such employee immediately prior to the Closing Date, provided that Buyer may adjust any individual Non-Represented Employee's wage rate at any time after employment is accepted.

          (c) DEFINED BENEFIT PENSION PLANS. The Sellers shall retain all of the assets of the Retirement Plan and the A. O. Smith Enterprises Ltd. Stratford Plant Industrial Pension Plan ("CANADIAN PLAN") and the liabilities for benefits accrued through the Closing Date under such plans. Effective as of the Effective Time, Buyer shall establish for Active Non-Represented Employees a defined benefit pension plan or plans that is or are substantially comparable to the Retirement Plan as in effect for Non-Represented Employees. Buyer's plan shall recognize employment with the Sellers for purposes of eligibility and vesting under Buyer's plan, but need not recognize employment with the Sellers for purposes of benefit accrual. Effective as of the Effective Time, Seller shall amend the Retirement Plan and the Canadian Plan to provide (1) an Active Non-Represented Employee shall be entitled to commence his benefit under the Retirement Plan or Canadian Plan only if the employee, in addition to satisfying the otherwise applicable requirements for commencement of his benefit, has retired or terminated from employment with Buyer, and (2) an Active Non-Represented Employee's service with Buyer shall be considered for purposes of determining the employee's eligibility for early retirement benefits under each plan (but not for purposes of accruing additional benefits thereunder).

          (d) DEFINED CONTRIBUTION RETIREMENT PLANS. (i) Effective as of the Effective Time, Buyer shall establish for Active Non-Represented Employees (or otherwise include Active Non-Represented Employees in) a defined contribution plan or plans that either continue a level of benefits provided by the Sellers or that provide benefits comparable to those provided by Buyer to its non-represented employees ("BUYER DEFINED CONTRIBUTION PLAN"); provided that in the case of an Active Non-Represented Employee who either participated in or was eligible to participate in the A.O. Smith Profit Sharing Retirement Plan, the minimum level of employer matching contributions under Buyer Defined Contribution Plan for the period beginning on January 1, 1997 and ending on December 31, 1997 shall be 35 cents for each dollar of pre-tax contributions (including pre-tax contributions made between January 1, 1997 and the Effective Time under the A.O. Smith Profit

     Sharing Retirement Plan) up to six percent of the employee's compensation for the year (including compensation paid between January 1, 1997 and the Effective Time by Sellers). Buyer's plan shall recognize employment with the Sellers for purposes of eligibility and vesting under Buyer's plan.

          (ii) On or before the last day of the remedial amendment period described in Section 401(a) of the Code and the regulations thereunder, Buyer shall file with the Internal Revenue Service an appropriate application for a determination letter holding that Buyer Defined Contribution Plan satisfies the applicable requirements for qualification and exemption under Section 401(a) and 501(a) of the Code, and shall, no later than the last day of such remedial amendment period, take such corrective action as may be necessary in order to secure such determination letter. Upon evidence satisfactory to the Sellers relative to the establishment of Buyer Defined Contribution Plan and the filing of a determination letter application, the Sellers shall cause the trustee of the applicable A.O. Smith defined contribution plan to transfer the account balances of Active Non-Represented Employees to Buyer's Defined Contribution Plan; provided, that participant loans shall be transferred in-kind.

          (e) WELFARE BENEFIT PLANS AND ARRANGEMENTS. The Sellers (or the Sellers' third party administrator or insurer) shall process and pay all eligible claims for health, dental, prescription drug, life, and accidental death and dismemberment benefits on behalf of Non-Represented Employees that are incurred prior to the Effective Time (including, without limitation, benefits for claims incurred prior to the Effective Time but for which the claim is received on or after the Effective Time). Buyer (or Buyer's third party administrator or insurer) shall process and pay all eligible claims for benefits on behalf of Non-Represented Employees (including Non-Represented Employees who retired or terminated employment prior to the Effective
     Time) that are incurred on or after the Effective Time. The Sellers shall use their reasonable best efforts (i) to assign or otherwise transfer to Buyer any group policy or Contract governing welfare benefits (including, but not limited to, those relating to health, dental, prescription drug, life, accidental death and dismemberment, and sickness and accident) for Non-Represented Employees that is maintained on a stand-alone basis, and (ii) in the case of a group policy or Contract governing welfare benefits (including, but not limited to, those relating to health, dental, prescription drug, life, accidental death and dismemberment, and sickness and accident) for Non-Represented Employees but maintained under a Contract or policy covering both Non-Represented and Employees and other employees of the Sellers, to assign or otherwise transfer to Buyer the portion of the policy or Contract covering Non-Represented Employees.

          (f)  SEVERANCE BENEFITS.  Effective as of the Effective Time,
     Buyer shall establish and maintain for a period of at least twelve
     (12) months a severance pay plan that recognizes prior employment with the Sellers (or their predecessors) and that provides severance benefits under the same conditions and at least as generous in amount as those provided under the A. O. Smith Severance Pay Plan identified on SCHEDULE 3.1(N). In addition, Buyer agrees to indemnify the Sellers for all severance benefits payable by the Sellers under the
     A. O. Smith Severance Pay Plan and costs incurred in connection with such benefits (including, without limitation, attorneys' fees incurred in defending against a claim for severance benefits) to the extent that any such claim for severance benefits is based, in whole or in part, on Buyer's failure or refusal to offer employment to Division Employees in accordance with the terms of this SECTION 6 or the termination of any Division Employee within twelve (12) months after the Closing.

          (g) BONUS PAYMENTS. Buyer shall continue Seller's bonus plans that are in effect as of the Effective Time for the duration of the 1997 calendar year and shall pay bonuses in accordance therewith. Buyer and Seller shall cooperate in the determination of the bonuses that are payable thereunder for 1997. Seller shall promptly reimburse Buyer for the portion of the 1997 bonuses paid by Buyer which is attributable to the pre-closing period, such proportion shall be determined by dividing the number of calendar days preceding the Effective Time by 365.

          (h) SECTION 125 PLAN. Buyer shall assume, and Seller shall transfer, the portion of the A.O. Smith Flexible Benefits Plan which is attributable to the 1997 plan year participation of Business employees.

          (i) EXECUTIVE RETIREMENT BENEFITS. Seller shall remain liable for obligations accrued under the A.O. Smith Corporation Executive Life Insurance Plan and the A.O. Smith Supplemental Benefit Plan with respect to any employee of the Business and Buyer shall not assume any liability or obligation with respect thereto.

          (j) WORKERS' COMPENSATION OBLIGATIONS. Seller shall remain liable for all workers' compensation obligations which relate to injuries incurred prior to the Effective Time; provided that in the case of an injury for which the date of incurrence cannot be ascertained (including, without limitation, occupational disease or repetitive motion claims), Seller shall be liable only for claims filed prior to the Effective Time and Buyer shall be liable for all claims filed on or after the Effective Time.

          6.3. REQUIRED NOTICE. Buyer will provide any plant closing notices as required under federal, provincial, state or local law (including without limitation, the Warn Act) as a result of the transactions contemplated in this Agreement, and Buyer and Parents shall indemnify, defend and hold the Sellers harmless from and against any and all liability incurred by the Sellers, or either one of them, as a result of Buyer's failure to provide such notice on a timely and effective basis.

          6.4. VACATION. With respect to any accrued but unused vacation time to which any Active Non-Represented Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Date (the "VACATION POLICY"), Buyer shall allow such employee to use such accrued vacation; provided, however, that if Buyer deems it necessary to disallow such employee from taking such accrued vacation, then Buyer shall be liable for and pay in cash to each such employee an amount equal to such vacation time in accordance with terms of the Vacation Policy.

          6.5. PAYROLL TAX. The Company and Buyer agree that, with respect to Division Employees who are employed by Buyer following to Closing pursuant to this ARTICLE 6 ("CONTINUING EMPLOYEES"), they respectively meet the definitions of "predecessor" and "successor" as defined in Revenue Procedure 96-60. For purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year within which the Closing Date occurs, the Company and Buyer will utilize the "Standard Procedure" described in Section 4 of Revenue Procedure 96-60. The Company and Buyer agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act ("FICA") purposes for the calendar year within which the Closing Date occurs, the Company meets the definition of "predecessor" and Buyer meets the definition of "successor" as defined in IRS Regulation Section 31.3121(a)(1)-1(b). The Company will supply to Buyer, with respect to all Continuing Employees, all cumulative payroll information as of the Closing Date that Buyer shall require in order to employ IRS Regulation Section 31.3121(a)(1)-1(b).

     7.   TERMINATION.

          7.1. GENERAL. This Agreement may be terminated and the transactions contemplated herein may be abandoned,

          (a)  by mutual consent of Buyer and the Company;

          (b)  by the Company if any of the conditions set forth in
     SECTION 5.2 shall have become incapable of fulfillment and shall not have been waived by the Company;

          (c) by Buyer if any of the conditions set forth in SECTION 5.1 shall have become incapable of fulfillment and shall not have been waived by Buyer; or

          (d) by either party if the Closing has not occurred on or prior to June 30, 1997;

PROVIDED, that if a party seeking termination pursuant to CLAUSE (b), (c) or (d) is in breach in any material respect of any of its representations and warranties, covenants or agreements contained in this Agreement, that party may not terminate the Agreement on the basis of such breach.

          7.2. POST-TERMINATION OBLIGATIONS. In the event of termination by the Company or Buyer pursuant to SECTION 7.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party, and:

          (a) Buyer and Parents shall return all documents and copies and other materials received from or on behalf of the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Sellers;

          (b) all information received or accumulated by Buyer and Parents shall be treated as "Proprietary Information" in accordance with the Letter Agreement (as defined in SECTION 9.6 and as modified or supplemented by this Agreement and the Access Agreement) which shall remain in full force and effect, as modified or supplemented by this Agreement and the Access Agreement, notwithstanding the termination of this Agreement; and

          (c) to the extent required thereunder, Buyer and Parents shall pay all fees to the Company required under SECTION 4.8(b).

          7.3. NO LIABILITIES IN EVENT OF TERMINATION. In the event of any termination of this Agreement as provided in SECTION 7.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or the Sellers, except that the respective obligations of Buyer, Parents and/or the Sellers, as the case may be, under SECTIONS 4.1, 4.8(b), 9.1, 9.2 and SECTION 7.2 of this Agreement shall remain in full force and effect, and except that termination shall not preclude any party from suing the other party for breach of this Agreement or impair the right of any party to compel specific performance by another party of its obligations under SECTIONS 4.1, 4.8(b), 9.1, 9.2 and SECTION 7.2 of this Agreement.

     8.   TRANSACTIONS SUBSEQUENT TO CLOSING.

          8.1. POST-CLOSING ACCESS TO INFORMATION AND ASSISTANCE.

          (a) For a period of seven (7) years after the Closing Date, each party hereto shall provide, and shall cause its appropriate personnel to provide, when reasonably requested to do so by another party, access to all tax, financial and accounting records and any other records transferred to Buyer or retained by the Sellers, as applicable, in accordance with this Agreement (other than in connection with a dispute between the parties relating to the transactions contemplated by this Agreement) and the right to make copies or extracts therefrom at its expense. Neither party shall, nor shall it permit its affiliates to, intentionally dispose of, alter or destroy any such books, records and other data without giving thirty
     (30) days' prior written notice to the other party and permitting the other parties hereto, at their expense, to examine, duplicate or repossess such records, files, documents and correspondence.

          (b) Each party agrees to cooperate with the other party in the preparation for and prosecution of the defense of any claim, action or cause of action arising out of or relating to any Liability relating to the Business which arose prior to the Closing and which, in the case of Buyer and Parents, has been assumed by Buyer and Parents, or, in the case of the Sellers, has been retained by the Sellers, including, without limitation, by making available evidence within the cooperating party's control and persons needed as witnesses employed by the cooperating party, as reasonably needed for such defense. Except as provided in SECTION 9.3, the requesting party shall reimburse the cooperating party for its actual out-of-pocket costs relating to its cooperation under this SECTION 8.1(B) and for a pro rata portion of the salary (including fringe benefits, with such pro rata portion determined based upon the time spent in connection with such cooperation) and for travel and subsistence expenses directly relating to the cooperation of any of the cooperating party's employees who assist the requesting party.

          8.2. FURTHER AGREEMENTS. The Sellers authorize and empower Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Business or the Assets and to deal with the contents of such communications in any proper manner. The Sellers shall promptly deliver to Buyer any mail or other communication received by them after the Closing Date pertaining to the Business or the Assets and any cash, checks or other instruments of payment to which Buyer is entitled. Buyer shall promptly deliver to the Sellers any mail or other communication received by it after the Closing Date pertaining to the assets and liabilities described in SECTIONS 1.2 AND 1.5, and any cash, checks or other instruments of payment in respect thereof.

          8.3. NO COMPETITION.

          (a) During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, the Sellers will not, and will cause any person that is a subsidiary of either or both of them not to, directly or indirectly, conduct or engage in the design, engineering, manufacturing and marketing of structural and suspension components, structural and suspension assemblies and structural and suspension modules for light vehicles, medium trucks and heavy trucks (the "RESTRICTED BUSINESS"). Notwithstanding the foregoing, neither the Sellers nor any of their existing or future subsidiaries shall be in violation of this SECTION 8.3 if either or both of them continue to operate the assets excluded from sale hereunder pursuant to
     SECTION 1.2 in substantially the same manner as their current operations.

          (b) For a period of one year from the Closing Date, the Sellers will not, without the prior written consent of Buyer, directly or indirectly contact or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any management or other key employee employed by the Sellers in the Business at any time during the 180 days prior to the Closing Date other than those identified on SCHEDULE 8.3, but the foregoing shall not prohibit solicitations to the public in general.

          8.4. ASSISTANCE AND COOPERATION REGARDING TAXES AND FINANCIAL STATEMENTS. After the Closing Date, Buyer shall cooperate and shall cause its appropriate personnel to cooperate in providing the Sellers with such information and assistance with respect to financial and tax matters as the Sellers shall reasonably request to enable (i) the Sellers to prepare their returns and pay Taxes, including all Taxes related to the Sellers' operation of the Division prior to the Closing Date for which Buyer is not otherwise responsible pursuant to this Agreement and (ii) the Company to prepare its consolidated financial statements. The Company shall reimburse Buyer for its actual out-of-pocket costs relating to its cooperation under this SECTION 8.4 and for a pro rata portion of the salary (including fringe benefits, with such pro rata portion determined based upon the time spent in connection with such cooperation) and for travel and subsistence expenses directly relating to the cooperation of any of Buyer's employees who assist the Sellers under this
SECTION 8.4.

          8.5. CORPORATE NAMES.

          (a) USE OF NAMES. Effective from and after the Closing and up to the date six (6) months from the Closing Date, the Company hereby grants Buyer the nonexclusive, royalty-free right to use (without right of sublicense) the name "A. O. Smith" or any derivation thereof and any corporate symbols or logos related thereto, but only in connection with the conduct and operation of the Business relating to:

               (i) INVENTORIES. The use of existing Inventories which bear the name "A. O. Smith" or derivations thereof; and

               (ii) SUPPLIES. The use of existing stationery, packaging, shipping, invoices, purchase orders and marketing materials ("SUPPLIES") which bear the name "A. O. Smith" or derivations thereof; PROVIDED, HOWEVER, that Buyer shall overprint, overstamp, apply on an appropriate label or otherwise obliterate such names and logos on such items or otherwise indicate that Buyer, and not the Sellers, is the party contracting or otherwise performing in connection with such Supplies;

     PROVIDED, HOWEVER, that neither Buyer, China JV (following the
     Closing) nor Brazil Sub (following the Closing) shall represent or hold itself out as representing the Sellers or any one of them and PROVIDED FURTHER, HOWEVER, that Buyer and Parents shall indemnify and hold harmless the Sellers from any loss, damage, cost or expense (including reasonable attorneys' fees) incurred by the Sellers as a result of Buyer's, China JV's (following the Closing) or Brazil Sub's (following the Closing) use of such names or symbols or logos. The rights provided for in SECTION 8.5(a)(i) are subject to the Company's right to require the Buyer to take such reasonable action as the Company deems necessary to maintain appropriate quality control of the Inventories.

          (b) CHANGE OF NAME. Buyer acknowledges that, except for the limited right granted by this Section, it has no right or interest in the name "A. O. Smith" or "Smith". Prior to the date sixty (60) days from the Closing Date, Buyer shall take all such action as is necessary to cause China JV and Brazil Sub to take any and all such action and to make all filings as necessary to change their corporate names to names that do not contain "A. O. Smith" or "Smith" or any substantially or confusingly similar name or reference and, except as provided in SECTION 8.5(a), to thereafter cease from using any name, trade name, trademark or service mark or any related logos incorporating "A. O. Smith" or "Smith" in any manner whatsoever.

          8.6. COMPANY'S INSURERS OR ADMINISTRATORS.

          (a) Buyer acknowledges that the Company or an affiliate thereof may be making payments after the Closing to the Company's insurers or claims processors or administrators ("COMPANY'S INSURERS") in respect of (i) the self-insured retention portion of any workers compensation, product liability, general liability and automobile liability claims relating to the Company or any of its affiliates made or to be made in the future in respect of periods prior to the Closing, and (ii) medical and other claims and related administrative costs relating to the Company or any of its affiliates made or to be made in the future in respect of periods prior to the Closing, in each case including associated claims handling charges, for which the Company or any of its affiliates is responsible with respect to Company's Insurers and for which Buyer and Parents have assumed the Liability pursuant to
     SECTION 1.4 (collectively, "CLAIMS"). Without in any way limiting the generality of SECTION 1.4, Buyer and Parents will pay each Claim or reimburse the Company therefor within five (5) days after the Company advises Buyer of the amount thereof and provides Buyer with an invoice from Company's Insurers or other documentation reasonably satisfactory to Buyer to the Claim (the "ADVICE DATE"). If Buyer or Parents fail to pay any Claim or reimburse the Company therefor within five (5) days of the Advice Date, then Buyer and Parents shall pay to the Company interest on the amount thereof at an annual rate equal to the Applicable Rate from and including the Advice Date to but not including the date of payment.

          (b) The Sellers shall take all legally proper and appropriate actions (i) to maintain the effectiveness and enforceability of each Insurance Policy with respect to insurance coverage for events occurring, or facts existing, on or prior to the Closing Date, including without limitation satisfying all conditions precedent and all other obligations under such Insurance Policies in each case that are within the control of the Sellers, and (ii) following the Closing at the written request of Buyer, to obtain the proceeds of such insurance coverage under each Insurance Policy, provided that Buyer has delivered its request on a timely basis and delivered to the Sellers all information reasonably requested by the Sellers; provided, however, that this SECTION 8.6(B) shall not obligate the Sellers to commence litigation unless (A) Buyer requests the Sellers to do so and agrees to bear the Sellers' reasonable expenses incurred in pursuing such litigation and (B) the Sellers conclude, in the exercise of their reasonable business judgement based on advice of counsel, that litigation is a viable remedy. If the Sellers receive notice of a matter as to which it is reasonably apparent that Buyer would be reasonably likely to request the Sellers to obtain proceeds under an Insurance Policy with respect to the matter under this SECTION 8.6(B) assuming Buyer was aware of such matter, then Buyer will be deemed to have submitted a request to the Sellers pursuant to CLAUSE (II) above.

          (c) With respect to Insurance Policies covering business interruptions, if an event is occurring, or is reasonably likely to occur, prior to the Effective Time that would entitle the Sellers to any insurance proceeds under such Insurance Policies, the Sellers shall (i) take all legally proper and appropriate actions to maintain the effectiveness and enforceability of such Insurance Policies until such event, or the likelihood of such event, has ceased and (ii) at the Closing in respect of any proceeds received prior to the Closing and immediately as to proceeds received thereafter, deliver to Buyer all proceeds of such coverage that relate to any period of time following the Closing Date. The Sellers have complied, or will comply within the requisite period, with the "Reporting Requirements" of the applicable "Business Interruption Endorsement."

          8.7. CERTAIN POST-CLOSING SERVICES. At the Closing, Buyer and the Sellers shall enter into an agreement in the form of EXHIBIT 8.7 (the "TRANSITION SERVICES AGREEMENT") pursuant to which the Sellers shall perform certain services for Buyer and Buyer shall perform certain services for the Sellers on the terms and conditions set forth in the Transition Services Agreement and such other terms and conditions to which the Sellers and Buyer agree, subject to the following: (a) Buyer shall be obligated to provide services relating to the defense of the matters described in items 2 and 3 of
EXHIBIT 1.5(h) until their resolution; (b) the Sellers' obligation to provide services shall expire no later than December 31, 1997; (c) the Sellers shall be obligated to provide services only in respect of all or a portion of the matters identified in item 2.c. of SCHEDULE 3.1(f); and (d) the charge for providing services shall reflect the provider's actual out-of-pocket costs relating to the provision of such services and a pro rata portion of the salary (including fringe benefits, with such pro rata portion determined based upon the time spent in connection with providing services) and travel and subsistence expenses directly relating to the provision of services by any of the provider's employees who assist in providing services. Subject to the foregoing, prior to the Closing, the Sellers and Buyer shall negotiate in good faith with respect to the remaining terms of the Transition Services Agreement.

          8.8. FURTHER ASSURANCES. From time to time after the Closing Date, the Sellers, on the one hand, and Buyer, on the other hand, will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as the other may reasonably request in order to more effectively consummate the transactions contemplated hereby, such as to transfer, convey, assign, and deliver to Buyer any of the Assets, or enable Buyer and Parents to discharge the Assumed Liabilities, or enable Buyer to exercise and enjoy all rights, benefits and obligations of the Sellers with respect thereto.

          8.9. LICENSE OF CERTAIN PATENTS. On the Closing Date, Buyer and the Sellers shall enter into a License Agreement in the form attached hereto as
EXHIBIT 8.9 .

          8.10. FINANCIAL STATEMENT AUDITS. If Buyer or Parents, or any one of them, desires to have completed audited or interim financial statements for the Business for any period commencing on or after January 1, 1994, then, at Buyer's election, the Sellers shall request the Company's external auditors to complete such statements at Buyer's expense and use reasonable best efforts to cause such auditors to do so or allow Buyer's external auditors to complete such statements at Buyer's expense.

          8.11.     LEASES.

               (a) The Sellers, Parents and Buyers shall have a continuing obligation to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with the other party with respect to, all things necessary, proper or advisable (i) to cause the lessors under the Equipment Leases to bifurcate such leases into leases relating to equipment, machinery, vehicles or other tangible personal property utilized primarily in the Business ("BUSINESS LEASES") and leases relating to equipment, machinery, vehicles or other tangible personal property not relating primarily to the Business ("OTHER LEASES"), (ii) to cause the Sellers to be released from all Liabilities under the Business Leases, any Equipment Leases where the lessor does not agree to such bifurcation and real estate leases with respect to Leased Real Property identified on SCHEDULE 1.1(c) and (iii) to cause Buyer to have no Liability under the Other Leases.

               (b) Buyer or Parents shall not agree to any modifications or amendments to any of the Equipment Leases or any of the real estate leases identified on SCHEDULE 3.1(g) as to which the Sellers remain a party that increase the Sellers' Liabilities or potential Liabilities thereunder, including, without limitation, renewing any Equipment Lease as to any leased asset, extending the term of an Equipment Lease in whole or as to any leased asset, adding assets to any Equipment Lease, extending the term of any real estate lease or exercising any option thereunder, without the prior written consent of the Sellers. Notwithstanding the foregoing, and subject to the continuing obligation of Buyer and Parents under SECTION 8.11(a)(ii), Buyer shall be entitled to exercise the two consecutive five-year renewal options set forth in Section 3 of the lease dated February, 1989 and amended June 6, 1989, by and between FCBII Limited Partnership, Lessor, and the Company.

               (c) So long as Buyer has any Liability under Equipment Leases in respect of any equipment, machinery, vehicles or other tangible personal property not relating primarily to the Business ("RETAINED EQUIPMENT"), the Sellers shall comply with all terms of the obligations under the Equipment Leases with respect to the Retained Equipment (including without limitation the obligation to make all payments pursuant to the Equipment Leases), and shall use commercially reasonable best efforts to prevent and/or cure any defaults that may arise under the Equipment Leases as a result of the Sellers' or their affiliates' actions or inactions. The Sellers shall indemnify and hold harmless Buyer and Parents with respect to any Liabilities arising in connection with the Equipment Leases as to Retained Equipment or in connection with the Other Leases. Buyer and Parents shall indemnify and hold harmless the Sellers with respect to any Liabilities arising in connection with the Equipment Leases as to equipment, machinery, vehicles or other tangible personal property utilized primarily in the Business, in connection with the Business Leases or in connection with real estate leases with respect to Leased Real Property identified on SCHEDULE 1.1(c). Notwithstanding the foregoing, nothing set forth herein shall prohibit Buyer from terminating any Equipment Leases after the Closing Date provided that Buyer shall give the Sellers ninety days advance written notice of its intent to do so.

               (d) Notwithstanding SECTION 8.11(a), Buyer and the Sellers shall have a continuing obligation to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with the other party with respect to, all things necessary, proper or advisable (A) to obtain an amendment of the lease, dated January 26, 1990, by and between Harrison County Progress Corporation and the Company, and the related Consent and Agreement dated January 23, 1990, by the Company in favor of Prudential Insurance Company of America (together, the "CORYDON LEASE"), on terms reasonably acceptable to Buyer and to the Sellers that shall have the effect, without limitation, of releasing the Sellers from all obligations under the Corydon Lease upon an assignment thereof to Buyer and deleting and/or modifying the covenants in Article XI thereof in a manner reasonably acceptable to Buyer and to the Sellers; (B) in the event either party shall reasonably deem the alternative described in CLAUSE (A) unattainable, to pursue alternatives reasonably acceptable to the Sellers and to Buyer (it being understood that, depending upon the circumstances, the purchase of the property by Buyer and/or prepayment of the related loan might be reasonable alternatives) that give Buyer beneficial use of the property; and (C) in the event the Sellers and Buyer shall fail to agree on, and consummate the actions required under, an alternative under CLAUSE (A) or CLAUSE (B) prior to Closing, to obtain the lessor's consent to the form of a sublease agreement for the property, complying with the terms of Article XXIII of the Corydon Lease, requiring Buyer to comply with terms, covenants and conditions substantially the same as those in the Corydon Lease (including a covenant substantially the same as Section 11.3.5 thereof but excluding the other covenants in Article XI thereof) and providing that the Sellers shall not be liable to Buyer for any default under the Corydon Lease and otherwise in a form reasonably acceptable to Buyer and to the Sellers, which Buyer, Parents and the Company shall enter into at the Closing or as soon thereafter as such consent is received; provided, however, that if the parties are not able to obtain such consent, then (1) the beneficial interest in or to the Corydon Lease (the "CORYDON BENEFICIAL RIGHTS") shall in any event pass as of the Closing Date to Buyer under this Agreement and (ii) pending such consent, Buyer shall assume or discharge the Liabilities of the Sellers under the Corydon Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for the Sellers, and the Sellers shall act as Buyer's agent in the receipt of any benefits, rights or interests received from the Corydon Beneficial Rights, pursuant to SECTION 1.6.

          8.12. TWI LICENSE AGREEMENT. Upon the written request of Buyer, the Sellers shall use commercially reasonable best efforts to cause The Welding Institute ("TWI"), pursuant to Section 2.4 of the License Agreement between the Company and TWI dated February 20, 1996 (the "TWI AGREEMENT"), to grant Buyer a license. Buyer and the Sellers shall share all fees, costs and payments associated with obtaining such a license between Buyer and TWI in accordance with SECTION 9.2. In the event that TWI gives written notice, that it has made a good faith determination that such a license between Buyer and TWI would, in the opinion of TWI, damage its legitimate business interests, the Sellers' obligation under this SECTION 8.12 shall be considered terminated. In the event the TWI Agreement is terminated or expires, the Sellers' obligation under this
SECTION 8.12 shall be considered terminated.

          8.13. CERTAIN LITIGATION. The Company shall defend the litigation described in item 2 of EXHIBIT 1.5(h) (the "VEHMA LITIGATION") in good faith. Buyer shall nonetheless have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Company, it being understood, however, that the Company shall control the defense of such litigation. Further, Parents and Buyer shall cooperate with the Company in the defense of such litigation in accordance with SECTION 8.1(b). Notwithstanding the Company's control of the defense of such litigation, (a) the Company shall consult with Buyer regarding the defense of and the strategy with respect to such litigation, (b) Buyer shall be free to actively monitor such litigation, to review the files of the Company's counsel with respect thereto (to the extent doing so will not nullify any available privileges) and to provide input to the Company and the Company's counsel in connection therewith and (c) the Company shall not consent to the entry of any judgment with respect to such litigation or settle such litigation on terms that would impose any nonmonetary relief on Buyer without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

          8.14.     CERTAIN CONTRACTS.

               (a) Upon the written request of Buyer, the Sellers and Buyer shall use their commercially reasonable best efforts to cause Fourth Shift Corporation ("FOURTH SHIFT") to enter into agreements to amend the Volume Purchase Agreement and Software License Agreement dated January 18, 1996, between the Company and Fourth Shift (the "FOURTH SHIFT AGREEMENTS"), and to enter into a new agreement with Buyer for the purposes of obtaining for Buyer the rights under the Fourth Shift Agreements associated with China JV's site of operations and preserving for the Company its other rights under the Fourth Shift Agreements. The Sellers and Buyer shall share any fees, costs and payments associated with entering into such agreements in accordance with SECTION 9.2.

               (b) Upon the written request of Buyer, the Sellers and Buyer shall use their commercially reasonable best efforts to establish or enter into an arrangement to enable Buyer to be eligible to obtain the benefits of the Joint Venture Agreement dated September, 1995, among the Company, Caterpillar, Inc., U.S. Steel and the Lincoln Electric Company, for Fabrication of Advanced Structures Using Intelligent and Synergistic Materials Processing, but the Sellers shall not be obligated to forgo any benefits to which the Company is entitled in connection with such joint venture. The Sellers and Buyer shall share any fees, costs and payments associated with obtaining such benefits in accordance with SECTION 9.2.

               (c) As to the Contracts described in paragraphs h, i, j, k, n, p, q, r and s of Item 2 of SCHEDULE 3.1(f), upon the written request of Buyer, the Sellers shall introduce Buyer to the other parties to such Contracts and provide reasonable assistance to Buyer in negotiating its own arrangements with such parties, but the Seller shall not be obligated to agree to any amendments to Contracts between the Sellers and such other parties.

     9.   MISCELLANEOUS.

          9.1. PUBLICITY. The Sellers, Buyer and Parents agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (i) as such release or announcement may, in the judgment of the releasing party, be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and (ii) that the Sellers may make such announcements to their employees.
Notwithstanding the foregoing, Buyer and the Company shall cooperate to prepare a joint press release to be issued at the time of the signing of this Agreement and on the Closing Date. The Sellers, Buyer and Parents agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to keep the terms of this Agreement confidential).

          9.2. FEES AND EXPENSES. Except as otherwise stated in this Agreement or as set forth below, all expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such expenses:

               TITLE INSURANCE PREMIUMS. All premiums for the issuance of title insurance policies on the Sellers' owned or leased real property conveyed pursuant to this Agreement and the cost of any surveys performed on such property shall be borne and paid for exclusively by Buyer.

          (b) TRANSFER TAXES AND RECORDING EXPENSES. Buyer and Parents, jointly and severally, on the one hand, and the Sellers, jointly and severally, on the other hand, shall each pay 50% of all sales, transfer, motor vehicle, registration or similar Taxes and recording expenses, and any consent fees, royalties or similar payments, if any, required to be paid in connection with the transfer of the Assets (including any interest charge, penalty or addition to tax with respect thereto) without regard to whether such Taxes or expenses are imposed on Buyer or the Sellers, or any one of them, except that (i) Buyer shall pay 100% of the HSR Act filing fee and (ii) neither party shall be liable for consent fees, royalties or similar payments incurred without the party's consent, which consent shall not be unreasonably withheld or delayed.

          9.3. INDEMNIFICATION.

          (a)  INDEMNIFICATION BY THE COMPANY.

               (i)  Subject to the terms and conditions of this
          SECTION 9.3, the Company shall indemnify, defend and hold harmless Buyer and Parents, and their directors, officers, employees and controlling persons, from and against all Losses
          (as defined below) asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (A) any Liabilities described in
          SECTION 1.5, (B) any breach of the Surviving Representations, (C) subject to SECTION 4.9, any breach of any covenant or agreement made by the Sellers contained in this Agreement, (D) the matters described on EXHIBIT 9.3, (E) the matters set forth on
          SCHEDULE 3.1(O), or (F) any business interruption Losses of Buyer attributable to any period after the Closing arising out of any casualty, loss or damage to any material Assets prior to the Closing Date, but the Company's obligation under this CLAUSE (F) shall be limited to the amount of the proceeds the Sellers receive in respect of any such period under Insurance Policies covering business interruptions. As used in this Agreement, the term "LOSS" or "LOSSES" shall include (1) all Liabilities; (2) all losses, damages (BUT EXCLUDING consequential damages, lost profits or punitive damages other than those awarded to a third party), judgments, awards, penalties and settlements; (3) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (4) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing. Notwithstanding such exclusion from "Losses" of consequential damages and lost profits, "Losses" will include the amount by which Buyer's profits decrease due to a permanent loss of revenues by Buyer (without limitation, a decrease in certain revenues in one time period that is offset by the recovery of those certain revenues in one or more other time periods shall not constitute a permanent loss of revenue) and/or an increase in Buyer's expenses, in either case as a result of an interruption in Buyer's ability to conduct any manufacturing or production operation for any period of time at any Facility where the cause of the interruption is due to a matter as to which Buyer is entitled to indemnification hereunder provided that Buyer has taken reasonable actions to mitigate such effects to the extent required by law. That Losses of Buyer for which Buyer is entitled to indemnification under
          SECTION 9.3(a)(i)(b) also constitute Assumed Liabilities shall not preclude Buyer's right to indemnification under SECTION 9.3(a)(i)(b).

               (ii) The Company's obligations under SECTION 9.3(a)(i) shall be subject to the following general limitations and other terms:

                    (A)  Buyer shall have no right to indemnification under
          SECTION 9.3(a)(i)(b) or SECTION 9.3(a)(i)(e) with respect to any Loss or alleged Loss if Buyer requested a reduction in the Net Book Value reflected on the Adjusted Closing Statement on account of any matter forming the basis for such Loss or alleged Loss, unless there was no amount reflected on the Adjusted Closing Balance (excluding footnotes thereto) on account of the matter due to the fact that reflecting an amount on the Adjusted Closing Statement with respect to such matter would not have been in accordance with GAAP, or if Buyer would have been precluded from requesting such a reduction in the Net Book Value due to the provisions of SECTION 2.3(C) even if the Company and/or Buyer had knowledge of the matter forming the basis for such Loss or alleged Loss on the Closing Date;

                    (B) if a reserve (in the form of an accrued Liability or an offset to an Asset or similar item) was reflected on the Adjusted Closing Statement relating to any matter for which Buyer would otherwise be entitled to indemnification under
          SECTION 9.3(a)(i), then the calculation of Buyer's Losses in respect of such matter shall be reduced by the sum of the full amount of the reserve as reflected in the calculation of Net Book Value on the Adjusted Closing Statement LESS any previous reductions pursuant to this CLAUSE (B);

                    (C) in determining the existence of a breach of the Sellers' representations and warranties as to the matters set forth in SECTION 3.1(o) for purposes of this SECTION 9.3, no effect will be given to items set forth on SCHEDULE 3.1(o) or any other Schedule hereto as exceptions to such representations and warranties;

                    (D)  the Company's obligations pursuant to
          SECTION 9.3(a)(i)(b) shall terminate as to each Surviving Representation when such Surviving Representation terminates pursuant to SECTION 3.3 and the Company's obligations pursuant to SECTION 9.3(a)(i)(e) shall terminate on the third anniversary of the Closing; PROVIDED, HOWEVER, that such obligations shall not terminate with respect to any item as to which Buyer shall have, prior to the expiration of the applicable period, previously made a claim by delivering an Indemnification Notice (as defined in SECTION 9.3(c)); and

                    (E) without expanding liability the Company would otherwise have pursuant to this SECTION 9.3(a), the Company shall not have any liability under SECTION 9.3(a)(i)(b) or SECTION 9.3(a)(i)(e) in respect of Losses to the extent arising out of Buyer's operation of the Business after the date 45 days after the Closing.

               (iii)     The Company's obligations under SECTION
          9.3(a)(i)(b) and SECTION 9.3(a)(i)(e) in respect of Losses for which the Company may be liable in accordance with, and notwithstanding the limitations set forth in, SECTION 9.3(a)(ii) shall be subject to the following additional limitations:

                    (A) the Company shall not have any liability for any Losses resulting from a claim with respect to any particular breach to the extent such Losses are less than $250,000, provided that (1) if the Losses related to such claim equal or exceed $250,000, then the Company (subject to the other provisions of this SECTION 9.3(a)(iii)) shall be liable for Losses related thereto only to the extent such Losses exceed $250,000 and (2) in each case, any claim or series of claims arising out of or relating to the same, substantially similar or substantially related facts, circumstances, occurrences, transactions or conditions shall constitute one claim with respect to any particular breach;

                    (B) the Company shall not have any liability in respect of Buyer Environmental Losses for which the Company may be liable notwithstanding the limitation set forth in CLAUSE (A) above unless such Buyer Environmental Losses are incurred in accordance with SECTION 9.3(f), and in such case the Company shall have liability only if the aggregate of all such Buyer Environmental Losses for which the Company would, but for this CLAUSE (B), be required to indemnify Buyer (excluding without limitation Losses for which the Company has no liability as a result of CLAUSE (A) above) exceeds on a cumulative basis an amount equal to $5,000,000, at which point the Company, subject to CLAUSE (E) of this SUBSECTION (a)(iii), shall indemnify Buyer for 70% of such Losses, but only to the extent such Losses exceed $5,000,000;

                    (C) the Company shall not have any liability in respect of Customer Losses for which the Company may be liable notwithstanding the limitation set forth in CLAUSE (A) above unless such Customer Losses are incurred in accordance with
          SECTION 9.3(g);

                    (D) the Company shall not have any liability in respect of Customer Losses for which the Company may be liable notwithstanding the limitations set forth in CLAUSES (A) and (C) above or Other Buyer Losses (other than Losses resulting from the breach of the representation and warranty set forth in SECTION 3.1(b) for which the Company may be liable notwithstanding the limitation set forth in CLAUSE (A) above unless the aggregate of all such Customer Losses and such Other Buyer Losses for which the Company would, but for this CLAUSE (D) be required to indemnify Buyer (excluding without limitation Losses for which the Company has no liability as a result of CLAUSE (A) above) exceeds on a cumulative basis an amount equal to $5,000,000, at which point the Company, subject to CLAUSE (E) of this SUBSECTION
          (a)(iii), shall indemnify Buyer for the full amount of such Losses but only to the extent such Losses exceed $5,000,000;

                    (E)  the Company shall not have any liability under
          SECTION 9.3(a)(i)(b) or 9.3(a)(i)(e) to the extent the aggregate amount of Losses (other than Losses resulting from the breach of the representation and warranty set forth in SECTION 3.1(b)) for which the Company would otherwise be liable exceeds $75,000,000.

          As used in this Agreement, "BUYER ENVIRONMENTAL LOSSES" shall mean Losses of Buyer under SECTION 9.3(a)(i)(b) arising from any breach of the Surviving Representations set forth in SECTION 3.1(o), whether or not such Losses also arise from any breach of any other Surviving Representation, and Losses of Buyer arising under
          SECTION 9.3(a)(i)(e); "CUSTOMER LOSSES" shall mean Losses of Buyer under SECTION 9.3(a)(i)(b) arising from any breach of any of the Surviving Representations in connection with Liabilities or potential Liabilities to customers of the Business or the allocation between the Business and any customer of responsibility for Losses or potential Losses; and "OTHER BUYER LOSSES" shall mean all Losses of Buyer under
          SECTION 9.3(a)(i)(b) other than Buyer Environmental Losses and Customer Losses.

          (b) BY BUYER AND PARENTS. Subject to the terms and conditions of this SECTION 9.3, Buyer and Parents, jointly and severally, shall indemnify, defend and hold harmless the Sellers, and their respective directors, officers, employees and controlling persons, from and against all Losses asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (i) the breach of any covenant of Buyer or Parents, or any one of them, contained in this Agreement (including without limitation the other indemnification obligations of Buyer and

     Parents provided for in this Agreement); (ii) the breach of the representations or warranties of Buyer and/or Parents described in
     SECTION 3.3(b); (iii) failure of Buyer or Parents, or any one of them, to pay, perform and discharge, when due, any of the Assumed Liabilities; or
     (iv) subject to any indemnity obligation the Sellers may have in respect of the period described in SECTION 9.3(a)(ii)(e), the operation of the Business by Buyer following the Closing. Notwithstanding the foregoing,
     (A) the obligations to indemnify and hold the Company harmless pursuant to
     SECTION 9.3(b)(ii) shall terminate when the representations and warranties of Buyer and Parents terminate pursuant to SECTION 3.3; PROVIDED, HOWEVER, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Company shall have, prior to the expiration of the applicable period, previously made a claim by delivering an Indemnification Notice and (B) the amount of Losses for which Buyer and Parents would otherwise be liable in respect of any breach of this Agreement prior to the Closing shall be reduced (but not below zero) by the amount of any payment actually made to the Sellers pursuant to SECTION 4.8(b).

          (c) PROCEDURES RELATING TO INDEMNIFICATION AMONG BUYER, PARENTS AND THE SELLERS. Following the discovery of any facts or conditions which could reasonably be expected to give rise to a Loss or Losses for which indemnification under this SECTION 9 can be obtained, the party seeking indemnification under this SECTION 9 (the "INDEMNIFIED PARTY") shall, within a reasonable period of time thereafter, provide written notice to the party from whom indemnification is sought (the "INDEMNIFYING PARTY"), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses and the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) ("INDEMNIFICATION NOTICE"); PROVIDED, HOWEVER, that failure to give such Indemnification Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

          (d) PROCEDURES RELATING TO INDEMNIFICATION FOR THIRD PARTY CLAIMS. From and after the Closing, subject to SECTION 9.3(f) with respect to Buyer Environmental Losses and subject to SECTION 9.3(g) with respect to Customer Losses, and subject to SECTION 8.13 with respect to the Vehma Litigation,

               (i) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any other person, firm, governmental authority or corporation (a "THIRD PARTY CLAIM"), the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified

          Party relating to the Third Party Claim; provided, however, that failure to provide an Indemnification Notice, or deliver copies of all notices and documents, on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

               (ii) If a Third Party Claim is made against the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party so chooses and acknowledges its obligation in writing to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to Indemnified Party (except that the Indemnifying Party may not so elect without the Indemnified Party's consent unless (A) the suit, action, claim, liability or obligation does not seek to impose any liability or obligation upon the Indemnified Party other than for money damages and (B) such suit, action, claim, liability or obligation does not relate to the Indemnified Party's relationship with its customers). Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Company shall continue to be entitled to assert any limitation on its indemnification responsibility contained in SECTION 9.3(a)(ii) or (iii). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, then the Indemnified
          Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of a Third Party Claim or fails to defend such Third Party Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Third
          Party Claim or consent
          to the entry of judgment with respect to such Third Party Claim, on behalf of, and for the account and risk of, the Indemnifying Party, and the Indemnifying Party shall have no right to challenge the Indemnifying Party's defense, compromise, settlement or consent to judgment.

          (e)  EXCLUSIVE REMEDY.   Except for rights expressly provided in
     SECTIONS 5.1, 5.2 and 7.1, the indemnification provisions of this
     SECTION 9.3 constitute the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (or any related agreements, except to the extent otherwise expressly set forth therein) and no other remedy shall be had in contract, tort or otherwise by Buyer, Parents or the Sellers and their respective officers, directors, employees, agents, affiliates, attorneys, consultants, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable law. Without limitation, the procedures set forth in this SECTION 9.3 constitute the sole and exclusive remedy of Buyer and the Sellers arising out of any breach or claimed breach of the representations and warranties set forth in SECTION 3.1 (other than SECTION 3.1(y)) made as of the date of this Agreement relating to events occurring on or prior to the date hereof that becomes known to the Buyer on or prior to the Closing Date. In furtherance of the foregoing, the Sellers, on the one hand, and Buyer and Parents, on the other hand, hereby waive to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against the Buyer and the Parents, on the one hand, the Sellers, or either one of them, on the other hand, relating to the subject matter of this Agreement arising under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise, including, without limitation, such rights, claims and causes of action Buyer may have against the Sellers under CERCLA. In addition to the foregoing, the amount of indemnification obligations of the Sellers, Buyers and Parents set forth in this
     SECTION 9.3 shall be the maximum amount of indemnification obligations set forth hereunder and the Sellers, Buyer and Parents shall not be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which the Sellers, Buyer and Parents hereby waive.

          (f) ENVIRONMENTAL PROCEDURES. In addition to SECTION 9.3(d), to the extent such section is applicable, this SECTION 9.3(f) shall apply to Buyer Environmental Losses:

               (i) The Company shall only be required to indemnify Buyer for any Buyer Environmental Losses (A) that arise from or relate to any investigation, removal, remedial, cleanup, corrective or compliance action ("REMEDIAL ACTION") that (1) is required pursuant to Environmental Laws in effect at the time of such Remedial Action, or by any governmental authority having jurisdiction over such laws whereby such authority purports to be acting pursuant to such laws, unless the requirement reasonably appears to be outside the authority of the governmental authority
          (a "REQUIRED REMEDIAL ACTION"), or (2) is a Prudent Remedial
          Action (as defined in SUBSECTION (vii)); (B) that exceed any net recovery by Buyer or its affiliates from any third parties, which recovery Buyer shall assess in good faith and, if reasonably determined to be viable by Buyer based on advice of counsel, pursue; and (C) if Buyer complies in all material respects with its obligations under the remainder of this
          SECTION 9.3(f). Notwithstanding the foregoing, if any Remedial Action is performed (other than by the Company) that is not a Permitted Remedial Action (as defined below), then the Company shall have no indemnity obligation in respect of Buyer Environmental Losses that are discovered or incurred as a consequence of such Remedial Action unless, and then only to the extent that, there is an independent basis for the Company's indemnity obligation under this SECTION 9.3(f). Notwithstanding anything in this SECTION 9.3(f) to the contrary, the failure of either party to comply with the obligations of this SECTION 9.3(f) shall not affect the indemnification or rights provided hereunder except to the extent that the other party shall have been actually prejudiced as a result of such failure. A "PERMITTED REMEDIAL ACTION" shall mean a Required Remedial Action or a Prudent Remedial Action.

               (ii) During the period that (A) Buyer Environmental Losses that would otherwise be subject to indemnification under this
          SECTION 9.3 have not exceeded the sum described in CLAUSE (B) of
          SECTION 9.3(a)(iii) or (B) the Company has no obligation with respect to Buyer Environmental Losses due to the limitation set forth in CLAUSE (E) of SECTION 9.3(a)(iii), Buyer shall have the right to control and direct any Remedial Action. During the period described in CLAUSE (A) above, Buyer shall keep the Company reasonably apprised of material developments relating to any Remedial Action, including providing the Company with copies of material reports, agency notices, correspondence to or from governmental agencies and other material documents related to such Remedial Action as well as, upon the reasonable request of the Company, provide the Company an opportunity to discuss with Buyer any investigation proposed to be performed by Buyer prior to the start of such investigation. During the period that Buyer Environmental Losses subject to indemnification under this
          SECTION 9.3 have not exceeded the sum described in CLAUSE (B) of
          SECTION 9.3(a)(iii) but exceed eighty percent (80%) of that amount, Buyer shall in addition to providing the Company the information described in the preceding sentence: (1) give the Company reasonable advance notice of, and a reasonable opportunity to participate in, material decisions with respect any Remedial Actions controlled or directed by the Buyer and (2) notify the Company regarding any material meetings with agency representatives and allow the Company to attend such meetings at the Company's expense. During the period that Buyer
          Environmental Losses that would otherwise be subject to indemnification under this SECTION 9.3 exceed the sum described in CLAUSE (B) of SECTION 9.3(a)(iii), but do not exceed the limitation set forth in CLAUSE (E) of SECTION 9.3(a)(iii), the Company shall have the right to control and direct any Permitted Remedial Action subject to indemnification under this SECTION 9.3, subject to the following procedure: (W) prior to controlling and directing such matter, the Company shall provide Buyer with written acknowledgment of its intention to indemnify Buyer with respect to such Permitted Remedial Action in accordance with this Agreement; (X) at any time during the Permitted Remedial Action, the Company may, subject to its obligation to do so as soon as practicable and with reasonable justification, inform Buyer in writing that the Company has determined it does not have an obligation to indemnify Buyer with respect to the Permitted Remedial Action or any portion thereof; (Y) in such event, Buyer may by notice to the Company assume the right to control and direct such Permitted Remedial Action (or portion thereof), and in any event the Company may cease controlling and directing such Permitted Remedial Action (or portion thereof) by notice to Buyer; and (Z) if the Company does not have an obligation to indemnify Buyer with respect to such Permitted Remedial Action (or portion thereof), then Buyer shall reimburse the Company for reasonable expenses the Company has incurred in connection therewith; provided, however, that the Company shall be responsible for Losses of Buyer to the extent Buyer is prejudiced by the failure of the Company to inform Buyer as soon as practicable that the Company has determined it does not have an obligation to indemnify Buyer. During the period the Company is controlling and directing any Permitted Remedial Action, the Company shall: (1) give Buyer reasonable advance notice of, and a reasonable opportunity to participate in, material decisions with respect thereto, (2) obtain Buyer's consent prior to undertaking any material action with respect to such Permitted Remedial Action, PROVIDED THAT such consent shall not be unreasonably withheld or delayed, (3) provide Buyer with copies of reports, agency notices, correspondence to or from governmental agencies and other material documents related to such Permitted Remedial Action, and (4) notify Buyer regarding any material meetings with agency representatives and allow Buyer to attend such meetings at Buyer's expense. During the period that Buyer Environmental Losses exceed the limitation set forth in SECTION 9.3(a)(iii)(e), and upon the reasonable request of the Company, and at the Company's sole cost and expense, Buyer shall provide non-privileged information to the Company concerning any Remedial Action conducted by Buyer and shall provide the Company with the opportunity to discuss any such Remedial Action with Buyer. To "CONTROL AND DIRECT," as used in this SECTION 9.3(f), shall include, without limitation, the right (1) to hire and discharge consultants, contractors, and experts, (2) obtain any tests, reports, and surveys necessary to define and delineate the extent of any contamination or noncompliance, (3) contact governmental authorities, make any reports to such authorities, submit any remediation or compliance plans to such authorities, negotiate with such authorities, and otherwise deal with such authorities, (4) prepare the work plan for any remediation or correction of noncompliance, and (5) conduct or direct any such remediation or correction of noncompliance.


               (iii) To better delineate the respective obligations of the Company, on the one hand, and Buyer and Parents, on the other hand, with respect to environmental matters, Buyer and Parents shall use commercially reasonable best efforts to cause the Business to be operated after the Closing Date in material compliance with Environmental Laws so as not to knowingly compound or aggravate any Environmental Action for which the Company may be responsible under this Agreement. Buyer and Parents shall not take action intended to initiate or encourage a claim by a third party, including any governmental agency, concerning an Environmental Action for which the Company is obligated to indemnify Buyer under SECTION 9.3.

               (iv) Buyer and Parents and the Company shall treat information concerning any Environmental Action that may be subject to indemnification under this SECTION 9.3 as confidential information. Notwithstanding the foregoing, Buyer or the Company may disclose such information (A) in confidence to any person with whom it proposes to enter into contract for any commercial purpose, including financing entities; (B) as required by law, including Environmental Laws; (C) in order to attain compliance with Environmental Laws; (D) as requested by a court; (E) as requested by a governmental agency or other governmental authority whereby such authority purports to be acting pursuant to Law, unless the requirement reasonably appears to be outside the authority of the governmental agency or governmental authority; or (F) that is otherwise publicly available. If either Parents or Buyer, on the one hand, or the Company, on the other hand, intends to disclose information concerning an Environmental Action that may be subject to indemnification under this SECTION 9.3, then Buyer or the Company shall notify the other party prior to such proposed disclosure pursuant to SECTION 9.4.

               (v) The party not controlling and directing a Remedial Action shall cooperate in good faith with the party controlling and directing the Remedial Action, and vice versa. Such cooperation shall include (A) cooperation in connection with efforts to seek reimbursement under applicable governmental underground storage tank or other reimbursement programs; (B) cooperation in connection with any efforts to seek reimbursement under applicable insurance policies relating to the Remedial Action; and (C) providing, upon reasonable advance notice, reasonable access to the property involved and to all non-privileged documents, personnel and other sources of information that relate to the Remedial

          Action or are otherwise necessary to effectuate the Remedial Action. While it is controlling and directing any Permitted Remedial Action, the Company shall not unreasonably interfere with Buyer's use of any property involved or the conduct of Buyer's business.

               (vi) With respect to any Remedial Action conducted at any time prior to such time as Buyer Environmental Losses exceed the limitation set forth in CLAUSE (E) of SECTION 9.3(a)(iii), (A) the parties shall perform such Remedial Action in accordance with Environmental Laws in effect as of the time of such Remedial Action to allow the continued use of the property for uses substantially the same as those for which the Company used the property; (B) no Remedial Action shall be undertaken until after notice is provided to and approval received from such governmental authority with jurisdiction over the Environmental Action, if such notice and approval process is required; and (C) such Remedial Action shall be performed in a cost-effective and reasonable manner.

               (vii) A "PRUDENT REMEDIAL ACTION" pursuant to SECTION 9.3(f)(i)(a)(2) shall be a Remedial Action (A) that is undertaken in response to Material Facts (as defined below), (B) where Buyer has, prior to commencing the Remedial Action, either requested and obtained the Company's consent subject to SECTION
          9.3(f)(viii) or received a determination under SECTION 9.5 that the Company's consent has been unreasonably withheld or delayed, such determination to be made subject to the provisions of
          SECTION 9.3(f)(viii), and (C) where the scope of the Remedial
          Action undertaken is reasonable in relation to the perceived risk. "MATERIAL FACTS" shall mean material facts that represent reliable objective evidence indicating that a Hazardous Substance is present in a manner that would reasonably be expected to present a significant risk to human health or the environment.
          Buyer acknowledges that the facts specifically disclosed in this Agreement or in the Schedules hereto (including documents incorporated by reference therein) or otherwise known to Parents or Buyer based on the information it has received from Environ Corporation as of the date of this Agreement (it being understood that prior to the date of this Agreement, Parents and Buyer have requested, and Environ Corporation has provided to Parents and Buyer, an oral report containing all material information it has learned up to the date of this Agreement), do not currently represent reliable objective evidence indicating that a Hazardous Substance is present in a manner that would reasonably be expected to present a significant risk to human health or the environment, but the Company acknowledges that there may be changes in circumstances relating to such facts, or changes in information known to Buyer with respect to such facts, that together with such facts could represent reliable objective evidence indicating that a Hazardous Substance is present in a manner that would reasonably be expected to present a significant risk to human health or the environment.

               (viii) At the time that Buyer requests the consent of the Company pursuant to SECTION 9.3(f)(vii)(b), Buyer shall disclose to the Company all material information relating to the proposed Remedial Action and the basis for conducting the Remedial Action. The Company's consent shall not be unreasonably withheld or delayed; however, (1) the reasonableness of the Company's decision will be determined based solely upon the information disclosed to or known by the Company at the time such consent is requested; (2) evidence that a Hazardous Substance may be present shall not result in any presumption that the Hazardous Substance would reasonably be expected to present a significant risk to human health or the environment; and (3) the parties recognize that a determination not to further investigate evidence indicating that a Hazardous Substance is present may, under some circumstances, be a reasonable determination.

          (g) CUSTOMER PROCEDURES. Following the Closing, Buyer shall notify the Company of the receipt by Buyer or Parents of any Third Party Claim involving Customer Losses that may be reasonably expected to exceed the limitations set forth in SECTION 9.3(a)(iii)(d). Buyer and the Company shall negotiate in good faith as to the reasonable administration, satisfaction and discharge of any such Customer Losses in a commercially reasonable manner, and Buyer shall administer, satisfy and discharge such Customer Losses only in a manner approved in all material respects by the Company in advance, which approval shall not be unreasonably withheld or delayed. Buyer shall as soon as practicable notify the Company as to material developments with respect to such Third Party Claims.

          9.4. NOTICES. Except as otherwise set forth in this Agreement, all notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied or mailed, first class mail, postage prepaid, return receipt requested, as follows:

          (a)  if to the Sellers:

               A. O. Smith Corporation
               11270 West Park Place
               P. O. Box 23972
               Milwaukee, Wisconsin 53223-0972
               Attention:  Glen R. Bomberger
               Telecopy: (414) 359-7450
               with copies to:

               A. O. Smith Corporation
               11270 West Park Place
               P. O. Box 23972
               Milwaukee, Wisconsin 53223-0972
               Attention:  W. David Romoser
               Telecopy: (414) 359-7450

                    and

               Foley & Lardner
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202-5367
               Attention:  Patrick G. Quick
               Telecopy:  (414) 297-4900

          (b)  if to Buyer:

               Tower Automotive, Inc.
               6308 28th Street, S.E.
               Grand Rapids, MI 49546
               Attention: Anthony A. Barone
               Telecopy: (616) 954-7554

               with a copy to:

               Hidden Creek Industries
               4508 IDS Center
               Minneapolis, MN 55402
               Attention: Scott D. Rued
               Telecopy: (612) 332-2012

                    and

               Kirkland & Ellis
               200 East Randolph
               Chicago, IL 60601
               Attention: Jeffrey C. Hammes
               Telecopy: (312) 861-2200

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy or on the third business day after the mailing thereof.

          9.5. RESOLUTION OF DISPUTES.

          (a) NEGOTIATION. In the event of any dispute or disagreement between the Sellers and Buyer or Parents as to the interpretation of any provision of, or the performance of obligations under, this Agreement (except for such disputes or disagreements regarding the Closing Statement which shall be resolved exclusively pursuant to SECTION 2.4(d)), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "REPRESENTATIVES"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty
     (30) calendar days after reference of the matter to them, Buyer and the Sellers shall be free to exercise the remedies available to them under this
     SECTION 9.5.

          (b) ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement or the negotiation hereof or entry hereunto or any Contract entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration administered by the Center for Public Resources in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein). The arbitration shall be held in Milwaukee, Wisconsin. This SECTION 9.5 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of the Sellers, or any one of them, under SECTION 8.3. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this
     SECTION 9.5.

          (c) ARBITRATORS. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $2,000,000, then the panel to be appointed shall consist of three (3) neutral arbitrators; otherwise, one neutral arbitrator.

          (d) PROCEDURES; NO APPEAL. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

          (e) AUTHORITY. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s). Notwithstanding the foregoing, the arbitrator(s) shall not be empowered to award any past consequential damages, loss profits (except as provided in the penultimate sentence of SECTION 9.3(a)(i)) or punitive damages in connection with any dispute between Buyer and Parents, on the one hand, and the Sellers, on the other hand, or either one of them, arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages.

          (f) ENTRY OF JUDGMENT. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. The Sellers, Buyer and Parents hereby submit to the in personam jurisdiction of the federal and state courts in Wisconsin, for the purpose of confirming any such award and entering judgment thereon.

          (g) CONFIDENTIALITY. All proceedings under this SECTION 9.5, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrator or arbitrators.

          (h) CONTINUED PERFORMANCE. The fact that the dispute resolution procedures specified in this SECTION 9.5 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement, and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

          (i) TOLLING. All applicable statutes of limitation shall be tolled while the procedures specified in this SECTION 9.5 are pending. The parties will take such action, if any, required to effectuate such tolling.

          9.6. ENTIRE AGREEMENT. This Agreement (including the Exhibits and schedules hereto), the Access Agreement and the letter agreement entered into between Tower and the Company dated October 18, 1996 constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

          9.7. BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.8. BULK SALES LAW. Buyer and the Sellers each agree to waive compliance by the other with the provisions of the bulk sales law of any jurisdiction, and the Sellers agree to indemnify Buyer for any Losses arising from such non-compliance other than in respect of Losses constituting Assumed Liabilities.

          9.9. ASSIGNABILITY. This Agreement shall not be assignable by the Sellers without the prior written consent of Buyer or by Buyer or Parents without the prior written consent of the Sellers, provided that (a) Buyer may assign its rights and delegate its duties hereunder for collateral security purposes to its lenders providing the Financing and (b) Buyer may assign its rights and delegate its duties hereunder to an affiliate or affiliates, so long as Parents, Buyer and such affiliate agree to be jointly and severally liable for all obligations hereunder, but any such assignments shall be subject to all of the terms and conditions applicable to such rights and obligations under this Agreement.

          9.10. AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          9.11. SCHEDULES. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. Prior to the Closing, the Sellers shall have the right to supplement, modify or update the Schedules hereto to reflect changes in the ordinary course of the Business prior to the Closing; PROVIDED, HOWEVER, that any such supplements, modifications or updates shall be subject to Buyer's rights under SECTION 5.1(A).

          9.12. KNOWLEDGE. The term "KNOWLEDGE" when used in the phrases "to the knowledge of the Sellers" or "Sellers have no knowledge" or words of similar import shall mean, and shall be limited to, the actual knowledge of the individuals listed with respect to the Sellers on SCHEDULE 9.12 and shall only include their actual knowledge obtained in their respective capacities with the Sellers, without any duty to investigate; provided, however, that the knowledge of the Sellers as of a particular time after the Closing for purposes of SECTION 9.3(f)(vii) shall not be deemed to include the knowledge of any individual who is not employed by the Sellers or any of their affiliates as of such time.

          9.13. SECTION HEADINGS; TABLE OF CONTENTS. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          9.14. SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          9.15. NO STRICT CONSTRUCTION. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

          9.16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          9.17. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflicts of laws principles thereof.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                        A. O. SMITH CORPORATION
                                        (the "Company")



                                        By:   /s/ Glen Bomberger
                                           -------------------------------
                                                  Title:


                                        A. O. SMITH ENTERPRISES LTD.
                                        ("Enterprises")



                                        By:   /s/ Glen Bomberger
                                           -------------------------------
                                                  Title:


                                        TOWER AUTOMOTIVE ACQUISITION, INC.
                                        ("Buyer")



                                        By:    /s/ Scott D. Rued
                                           -------------------------------
                                                  Title:


                                        TOWER AUTOMOTIVE, INC.
                                        ("Tower")



                                        By:    /s/ Scott D. Rued
                                           -------------------------------
                                                  Title:


                                        R. J. TOWER CORPORATION
                                        ("RJT")



                                        By:    /s/ Scott D. Rued
                                           -------------------------------
                                                  Title:

                      SCHEDULES TO ASSET PURCHASE AGREEMENT



                                      -74-